Exhibit 10.13

Execution Version

SUBLEASE

By and Between

PTC INC.

(“Sublandlord”)

and

CHIASMA, INC.

(“Subtenant”)

140 Kendrick Street

Needham, Massachusetts

THIS SUBLEASE (the “Sublease”) is made and entered into as of this 11th day of October, 2019 by and between PTC INC., a corporation organized under the laws of the State of Delaware (“Sublandlord”) and CHIASMA, INC., a corporation organized under the laws of the state of Delaware (“Subtenant”).

1.	BASIC LEASE PROVISIONS.

A.	“Building”: The building designated as Building C located at:

140 Kendrick Street

Needham, Massachusetts 02494

B.	Subtenant’s Address:

Chiasma, Inc.

460 Totten Pond Rd.

Waltham MA 02451

Attn: Drew Enamait

with a copy to:

Langer & McLaughlin, LLP

535 Boylston Street

Boston, MA 02116

C.	Sublandlord’s Address (for notices):

PTC, Inc.

121 Seaport Boulevard

Boston, Massachusetts 02210

Attention: VP, Corporate Real Estate;

and

PTC, Inc.

121 Seaport Boulevard

Boston, Massachusetts 02210

Attention: VP, General Counsel

With copies to:

Cresa

200 State Street

Boston, Massachusetts 02109

Attention: Lease Administration (PTC Inc.);

and

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

Attention: Paul Laudano, Esq./Adam M. Zaiger, Esq.

D.	“Prime Landlord”: BP 140 Kendrick Street LLC

E.	Prime Landlord’s Address (for notices):

BP 140 Kendrick Street LLC

c/o Boston Properties Limited Partnership

Prudential Center

800 Boylston Street, Suite 1900

Boston, Massachusetts 02199-8103

with a copy to:

BP 140 Kendrick Street LLC

c/o Boston Properties Limited Partnership

Prudential Center

800 Boylston Street, Suite 1900

Boston, Massachusetts 02199-8103

Attention: Regional General Counsel

F.	Identification of Prime Lease and all presently-existing amendments thereto as of the date hereof:

Indenture of Lease dated as of December 14, 1999 (the “Original Lease”), by and between Boston Properties Limited Partnership (“Original Prime Landlord”) and Parametric Technology Corporation (“Original Tenant”), respecting the real property at 140 Kendrick Street, Needham, Massachusetts (as more-fully described herein, the “Property”), as amended and affected by the following: (i) that certain letter agreement by and between Original Prime Landlord and Original Tenant dated as of April 25, 2000 (the “First Amendment”); (ii) that certain Second Amendment to Lease agreement by and between Original Prime Landlord and Original Tenant dated as of November 30, 2001 (the “Second Amendment”); (iii) that certain Agreement by and between Original Prime Landlord and Original Tenant dated July 6, 2006 (the “July 2006 Letter Agreement”); (iv) that certain Third Amendment to Lease by and between Original Prime Landlord and Original Tenant dated October 27, 2010 (the “Third Amendment”); (v) that certain letter agreement dated as of April 13, 2012 (the “April 2012 Letter Agreement”) by and between Original Tenant and Prime Landlord, as successor to BP 140 Kendrick Street LLC and Original Landlord pursuant to a certain Second Assignment of Lease dated as of June 11, 2001 (the “Second Assignment”); (vi) that certain Fourth Amendment to Lease by and between Prime Landlord and Original Tenant dated July 20, 2012 (the “Fourth Amendment”); (vii) that certain Acknowledgement of Merger and Change of Name by and between Prime

Landlord and Sublandlord, as successor-by-merger to Original Tenant, dated as of February 19, 2013 (the “Acknowledgment of Merger”); and (viii) that certain letter agreement by and between Master Landlord and Sublandlord dated as of June 23, 2014 (the “June 2014 Letter Agreement”).

G.	“Term”: The period of time beginning on the Delivery Date and ending on the Expiration Date, subject to earlier termination as provided in this Sublease.

H.

“Delivery Date”: The date on which Sublandlord delivers exclusive possession of the Premises to Subtenant in the condition required by the provisions contained in Section 5.1 of this Sublease. It is estimated that the Delivery Date will occur approximately ten (10) days after the date of this Sublease.

I.	“Commencement Date”: the Delivery Date, or the date the Delivery Date would have occurred in the absence of any Tenant Delay, in accordance with the terms set forth in Section 5.3.

J.	“Guarantor”: None.

K.

“Expiration Date”: October 31, 2022. However, notwithstanding the foregoing, in the event Subtenant notifies Sublandlord that Subtenant has executed and delivered a direct lease with Prime Landlord for occupancy of the entire Premises commencing on December 1, 2022, and as part of the documentation thereof Prime Landlord releases Sublandlord in writing from any obligation to remove property or otherwise restore the Premises or cause Subtenant to vacate any portion of the Premises upon expiration of the Prime Lease (a “Direct Lease”), the Term hereunder shall be deemed extended through November 30, 2022, subject to earlier termination as provided in this Sublease.

L.	“Annual Fixed Rent”: For the period commencing on the Commencement Date and ending on the Expiration Date, as set forth in the table below. Annual Fixed Rent for any partial month shall be pro-rated.

Period	Annual Fixed Rent	Monthly Installment
Commencement Date through the December 31, 2020.	$510,806.00	$42,567.17
January 1, 2021 through December 31, 2021.	$528,420.00	$44,035.00
January 1, 2022 through the Expiration Date.	$546,034.00	$45,502.83

Notwithstanding the foregoing or anything contained in this Sublease to the contrary, no Annual Fixed Rent or Additional Rent (other than the electricity charge in Section 9(a)) shall be due from Subtenant hereunder for the period of time beginning on the Commencement Date and ending on the date which is one hundred twenty (120) days thereafter (the “Abated Rent Period”), provided, however, that the abated Rent provided for herein is conditioned upon no Event of Default occurring hereunder, and in the event of any Event of Default hereunder Subtenant’s right to the abatement of Rent described herein shall terminate and any Rent previously abated hereunder shall be come immediately due and payable to Sublandlord in addition to all other rights and remedies available to Sublandlord on account thereof.

M.	Payee of Rent: Sublandlord.

N.	Base Years:

“Base Operating Year”: Calendar Year 2020.

“Base Tax Year”: Fiscal Year 2020 (i.e., July 1, 2019 through June 30, 2020).

Taxes and Operating Expenses for the applicable Base Years shall be grossed up to full occupancy in accordance with Section 8.2.

Taxes and Operating Expenses for the current year are presently estimated to be Ten and 33/100 Dollars ($10.33) per rentable square foot of Landlord’s Property, but Sublandlord makes no representations, warranty or guarantee to Subtenant that such amount will not be exceeded.

O.	Address for Payment of Rent:

By electronic funds transfer to the following account:

Bank Name: JPMorgan Chase, N.A.

Bank Address: New York, NY

Routing Number: 021-000-021

SWIFT Code: CHASUS33

Account Name: PTC Inc.

Account Number: 937216422

P.

“Subtenant’s Share”: 5.493%, subject to the provisions of Section 8.3. Such percentage represents a fraction, the numerator of which is the rentable square footage of the Premises (i.e., 17,614 rentable square feet), and the denominator is the rentable square footage of the Property (i.e., 320,655 rentable square feet, as set forth on Page 1 of the Third Amendment).

Q.

Description of Premises: A stipulated 17,614 rentable square feet, consisting of those portions of the first floor of the Building containing a stipulated 16,587 and 1,027 rentable square feet, respectively, as depicted on Exhibit A attached hereto.

R.	Security Deposit: As provided in Section 38.

S.	“Permitted Use”: general office use in keeping with a first class office building and for no other purpose.

T.	“Broker(s)”: Cresa Boston (representing Sublandlord) and Colliers International (representing Subtenant).

U.	Exhibits:

Exhibit A – Description of Premises

Exhibit B – Plans Showing Fitness Center, Common Conference Facility and Cafeteria Seating Area

Exhibit C – INTENTIONALLY OMITTED

Exhibit D - Description of Sublandlord’s Work

2. PRIME LEASE. Sublandlord is the tenant under a Prime Lease (as described and amended as specified in Section 1(F), collectively, and as the same may be further amended and/or supplemented from time to time, the “Prime Lease”) with the Prime Landlord (identified in Section 1(D)). Sublandlord represents to Subtenant that such copy of the Prime Lease delivered to Subtenant (with the redactions as included therein) is true, correct and complete in all material respects that could reasonably be expected to affect Subtenant’s rights or obligations under this Sublease. Subtenant hereby acknowledges that Sublandlord has delivered to Subtenant a copy of the Prime Lease, except that portions of the Prime Lease have been redacted with respect to terms and provisions proprietary to Sublandlord. The premises leased to Sublandlord under the Prime Lease, as same may be modified from time to time, are referred to herein as the “Prime Lease Premises”.

3. SUBLEASE. Sublandlord, for and in consideration of the Rent herein reserved and of the covenants and agreements herein contained on the part of the Subtenant to be performed, hereby subleases to the Subtenant, certain space within the Prime Lease Premises and described in Section 1(Q) (the “Premises”) and Subtenant hereby subleases the Premises from Sublandlord upon the terms, covenants and agreements herein contained. As appurtenant to its use of the Premises, and at no additional cost or expense, Subtenant shall have the right, on a non-exclusive and first-come, first served basis with Sublandlord and other subtenants of Sublandlord in the Building and in the Property, to use the common facilities and areas of the Building and the Property for their intended purposes, in each case so long as such common facilities and areas shall exist. Such common facilities shall include (a) the Property’s fitness center which is located in the Building and part of the common areas under the Prime Lease (the “Fitness Center”), (b), the common conference rooms on the first and second floors of the building at the Property designated as Building “A”, which are located within the Prime Lease Premises (the “Common Conference Facilities”), and (c) if and when operated by the Prime Landlord, the Property’s cafeteria also located in the building at the Property designated as Building “A” and within the common areas under the Prime Lease (the “Cafeteria”). Plans showing the location of the Fitness Center, the Common Conference Facilities and the Cafeteria are attached hereto as Exhibit B. Sublandlord shall provide non-exclusive interior access for Subtenant to access the Fitness Center, the Common Conference Facilities and the Cafeteria, subject to the provisions of this Sublease. Subtenant acknowledges and agrees that its right to use the Common Conference Facilities and the Cafeteria’s seating area shall be subject to an electronic or other booking system operated by Sublandlord, as in effect from time to time. A description of such booking systemshall be provided to Subtenant upon written request promptly following Subtenant’s commencement of business operations in the Premises. Notwithstanding the foregoing, Sublandlord reserves the right, in its sole and absolute discretion, to eliminate, diminish, re-equip, and/or close, temporarily or permanently, any and all such common facilities, areas and amenities at any time and from time to time, provided (i) Subtenant’s utilities are not permanently discontinued, (ii) Subtenant continues to have reasonable means of ingress to and egress from the Premises, and (iii) the Fitness Center is not permanently eliminated unless replaced with facilities substantially the same or better quality, and (iv) Sublandlord shall not permanently eliminate the Common Conference Facilities (which are located within the Prime Lease Premises) unless and to the extent Sublandlord or Prime Landlord leases portions thereof to a third party, which Sublandlord and Prime Landlord reserve the right to do their respective sole and unlimited discretion. Sublandlord shall not voluntarily modify or amend the terms of the Prime Lease so as to eliminate the Fitness Center and/or Cafeteria from the Building, unless there is a replacement made therefor of substantially similar or better quality. Sublandlord agrees to use commercially reasonable efforts to minimize any interruption in Subtenant’s use of or access to the Cafeteria and/or the Fitness Center in connection with any relocation of the same or other exercise of Sublandlord’s rights reserved hereunder

4. TERM.

4.1 The Term of this Sublease shall commence on the Commencement Date, provided, however, that upon reasonable prior written notice to Sublandlord, Subtenant shall be permitted to have reasonable access to the Premises commencing on a date reasonably designated by Sublandlord (the “Early Access Date”) prior to the Commencement Date for the purpose of architect’s inspections, design and installation of cabling, and similar activities preparatory to Subtenant’s commencement of business operations in the Premises, which activities shall be conducted by Subtenant in such a manner so as to not interfere with or delay the performance of Sublandlord’s Work (and any such interference or delay caused by such early access shall be deemed a “Tenant Delay” under Section 5.3). All of the terms and conditions of this Sublease (including, without limitation, the obligations to maintain insurance) shall apply to Subtenant’s occupancy of the Premises from and after the Early Access Date, except that Subtenant shall have no obligation to pay Annual Fixed Rent (or Additional Rent or other charges) for any period prior to the Commencement Date. The Term shall expire on the Expiration Date unless sooner terminated as otherwise provided elsewhere in this Sublease. If Sublandlord fails to give Subtenant possession of the Premises on the Commencement Date, Sublandlord shall have no liability to Subtenant, and this Sublease shall remain in full force and effect according to its terms, but the Term and the Rent shall not commence until the Commencement Date occurs hereunder.

4.2 Anything herein to the contrary notwithstanding, if the Prime Lease shall be terminated during the Term hereof for any reason whatsoever, this Sublease shall terminate upon such termination with the same force and effect as if such termination date had been named herein as the date of expiration hereof; provided, however, that Sublandlord covenants and agrees that it shall not voluntarily terminate the Prime Lease (or surrender to Prime Landlord any portion of the Prime Lease Premises that is sublet to Subtenant hereunder or is necessary for utility service and/or access to and from the Premises) during the Term unless the then owner of the Building has entered into a direct lease with Subtenant on substantially the same net economic terms and conditions as this Sublease (or where Sublandlord agrees in writing to compensate Subtenant for the difference); and provided, further, that the foregoing shall not be interpreted to prohibit Sublandlord from modifying the Prime Lease in any manner that does not materially adversely affect the rights or materially increase the obligations of Subtenant under this Sublease.

5. PREPARATION OF PREMISES FOR OCCUPANCY.

5.1 Except as expressly provided herein, but without reducing or derogating from Sublandlord’s repair and maintenance obligations under the Prime Lease respecting the Premises, Sublandlord shall have no obligation to do any work in the Premises preparatory to Subtenant’s occupancy, and Subtenant agrees that all portions of the Premises shall, other than performance of Sublandlord’s Work, be delivered “AS IS” on the Delivery Date. Except as expressly set forth in this Sublease, no representations or warranties are made herein by Sublandlord regarding the Premises or the Property, including, without limitation, as to the physical condition thereof and/or the suitability of the Premises or the Property for Subtenant’s use, or any compliance with applicable law. Sublandlord shall, at its sole cost and expense and in a good and workmanlike manner in accordance with all applicable building codes and other legal requirements, perform the work to the Premises described in Exhibit D attached hereto (“Sublandlord’s Work”). Upon Substantial Completion of Sublandlord’s Work, Sublandlord shall notify Subtenant of the date such Sublandlord’s Work was Substantially Completed, and the date of Substantial Completion and delivery of possession shall be the Delivery Date under this Sublease. Sublandlord shall permit Subtenant’s construction representatives an opportunity to walk through the Premises with Sublandlord and its construction representatives for the purpose of inspecting the Premises and developing the punchlist for Sublandlord’s Work.

5.2 Except for Sublandlord’s Work, Subtenant shall be responsible for the performance of any leasehold improvements in the Premises required for its use and occupancy, which shall be performed in compliance with the provisions hereof and with all applicable provisions of the Prime Lease applicable to the making of improvements, additions or alterations in the Premises. Such work shall be performed at Subtenant’s sole cost and expense, except as provided herein. Any leasehold improvements to be made by Subtenant shall be subject to obtaining the prior approval of the Prime Landlord (where required by the prime Lease) and Sublandlord, which approval Sublandlord will not unreasonably withhold, delay or condition. Without limitation, Sublandlord acknowledges that Subtenant plans to enhance the main entry to the Premises with additional glass walls in place of drywall and to construct a new reception area Sublandlord agrees to submit Subtenant’s request for any such approval to Prime Landlord and will convey to Subtenant any requests from Prime Landlord for further information in respect thereof. Subtenant accepts responsibility, at its sole cost and expense, for complying with all laws applicable to the interior of the Premises including, without limitation, the Americans With Disabilities Act (42 U.S.C. §1201 et seq.) (the “ADA”) and obtaining all required permits and licenses as they relate to Subtenant’s use of the Premises and any leasehold improvements, alterations or additions therein to be made by Subtenant.

Sublandlord and Subtenant acknowledge that the ADA establishes requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises and the Building depending on, among other things: (1) whether Subtenant’s business is deemed a “public accommodation” or “commercial facility”, (2) whether such requirements are “readily achievable”, and (3) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties hereby agree that: (a) Sublandlord shall be responsible for compliance with ADA Title III in the portions of the Prime Lease Premises (excluding the Premises) and the entrances and exits of the Premises as existing on the Delivery Date, except as provided below, (b) Subtenant shall be responsible for ADA Title III compliance within the Premises (specifically excluding the entrances and exits therefrom as existing on the Delivery Date), (c) Sublandlord may perform, or require that Subtenant perform, and Subtenant shall be responsible for the cost of, ADA Title III “path of travel” requirements triggered by alterations in the Premises made by Subtenant, and (d) Sublandlord may perform, or require Subtenant to perform, and Subtenant shall be responsible for the cost of, ADA Title III compliance in the Prime Lease Premises or common areas of the Building not within the Prime Lease Premises necessitated by the Building being deemed to be a “public accommodation” instead of a “commercial facility” as a result of Subtenant’s use of the Premises for other than general office purposes. Subtenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees.

5.3 For purposes of this Sublease, “Substantial Completion” of Sublandlord’s Work (and terms correlative thereto) shall mean the completion of construction thereof (which completion shall be reasonably determined by Sublandlord) and (if legally required) issuance of a certificate of occupancy for the Premises (or applicable legal equivalent), with the exception of (i) any punch list items that can be completed after Subtenant has taken occupancy of the Premises without unreasonably interfering with Subtenant’s operation of its business in the Premises, and (ii) any leasehold improvements, furnishings, fixtures and equipment not included in Sublandlord’s Work, all of which shall be the responsibility of Subtenant to purchase and install at Subtenant’s sole cost and expense in accordance with the requirements hereof. Sublandlord shall complete all punch list items with respect to Sublandlord’s Work as soon as reasonably practicable following Substantial Completion of Sublandlord’s Work. To the extent there shall be a delay or delays in the Substantial Completion of Sublandlord’s Work as a result of any of the following (each, a “Tenant Delay”) then, notwithstanding anything to the contrary set forth in this Sublease, and regardless of the actual date of Substantial Completion of the Sublandlord’s Work, the date of Substantial Completion of Sublandlord’s Work shall be deemed to be the date the Substantial Completion of Sublandlord’s Work would have occurred if no Tenant Delay had occurred:

(a)	Subtenant’s failure to timely approve any matter with respect to which Subtenant’s approval is required hereunder or requested by Sublandlord;

(b)	A breach by Subtenant of the terms of this Sublease;

(c)	Subtenant’s request for changes to the Sublandlord’s Work after the date hereof;

(d)

Subtenant’s request, after the date hereof, for materials, components, finishes or improvements which are not available in a commercially reasonable time given the estimated date of Substantial Completion; or

(e)	Any other acts or omissions of Subtenant or its agents, employees, contractors or representatives after the date hereof.

Sublandlord agrees that upon obtaining actual knowledge of any facts or circumstances that constitute a Tenant Delay (other than a Tenant Delay under clause (b) of this Section 5.3), Sublandlord will notify Subtenant thereof in writing as promptly as is reasonably practicable.

6. SUBTENANT’S USE; ACCESS. The Premises shall be used and occupied only for the Permitted Use set forth in Section 1(S). Anything herein to the contrary notwithstanding, uses prohibited under the Prime Lease are not permitted hereunder and all restrictions on use in the Prime Lease shall be applicable to any use of the Premises by Subtenant. Subject to security procedures instituted by the Sublandlord or Prime Landlord, or both, from time to time to prevent unauthorized access to the Building and appurtenant areas, and subject to the terms and provisions contained in this Sublease, Subtenant shall have access to the Premises elevator twenty four (24) hours per day, seven (7) days per week, fifty two (52) weeks per year. Sublandlord agrees that any such security procedures it imposes will be commercially reasonable. To the extent not included as part of Substantial Completion, Subtenant shall be responsible, at its own cost and expense, for obtaining prior to commencement of its business operations at the Premises any and all licenses, permits and renewals thereof required by any governmental or other authority having jurisdiction for such business operations.

7. RENT. Beginning on the Commencement Date, but subject to the Abated rent Period described above, Subtenant agrees to pay the Annual Fixed Rent set forth in Section 1(L) to the Payee specified in Section 1(M), by ACH transfer in accordance with the instructions provided in Section 1(O)), or to such other payee or at such other address as may be designated by notice in writing from Sublandlord to Subtenant, without prior demand therefor and without any deduction or set off whatsoever (except as expressly set forth herein or in the Prime Lease as incorporated herein). Annual Fixed Rent shall be paid in monthly installments (as set forth in Section 1(L)) in advance on the first day of each month of the Term after the Commencement Date. Annual Fixed Rent shall be pro-rated for any partial calendar month at the beginning and end of the Term, All charges, costs and sums required to be paid by Subtenant under this Sublease in addition to Annual Fixed Rent, shall be deemed “Additional Rent” and Annual Fixed Rent and Additional Rent shall hereinafter collectively be referred to as “Rent”. Subtenant’s covenant to pay Rent shall be independent of every other covenant in this Sublease. Any amount due from Subtenant to Sublandlord under this Sublease that is not paid when due shall bear annual interest from the due date at the lesser of (i) three percent (3%) above the prime rate as reported in The Wall Street Journal on the date closest to the date such payment was required to be made hereunder and (ii) the highest legal rate permitted under the laws of the Commonwealth of Massachusetts (the “Interest Rate”), such interest to accrue from the date due until paid unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Subtenant under this Sublease. Notwithstanding the foregoing, Sublandlord agrees to waive the payment of interest as provided in the immediately preceding sentence with respect to the first late payment of Rent during any twelve-month period. Sublandlord shall also be entitled, on account of a failure by Subtenant to make any payment of Rent when due (except with respect to a first late payment of Rent during any twelve-month period), to charge as Additional Rent a fee equal to five percent (5%) of the amount due as compensation for Sublandlord’s administrative costs in investigating and collecting such late payment.

8. ADDITIONAL RENT.

8.1 Subtenant shall pay to Sublandlord, as Additional Rent, the percentage that is set forth in Section 1(P) as Subtenant’s Share of (i) Operating Expenses, to the extent in excess of Operating Expenses for the Base Operating Year, and (ii) Taxes, to the extent in excess of Taxes for the Base Tax Year.

For purposes hereof, “Taxes” shall mean Landlord’s Tax Expenses as described in Article VI of the Prime Lease.

Likewise, for purposes hereof, “Operating Expenses” shall mean the aggregate of the following: (i) Operating Expenses” as defined in Section 6.2 of the Prime Lease; (ii) the management fee payable by Sublandlord to Prime Landlord pursuant to Section 6.5 of the Prime Lease; and (iii) all costs and expenses incurred by Sublandlord in performing its obligations as required by the terms of the Prime Lease which are not an obligation of and performed by Subtenant hereunder (excluding payment of regular installments of “Annual Fixed Rent,” “Real estate taxes,” “Landlord’s Tax Expenses” and “Operating Expenses” under the Prime Lease), provided, however, that (A) costs for security services and shuttle bus service described in Section 40 and Section 41 hereof shall not be included in this clause (iii), (B) costs and expenses related to items which are for the benefit of only a specific tenant or occupant of the Property, as opposed to Property tenants and occupants generally, shall be excluded from Operating Expenses, (C) any Operating Expenses which benefit the various buildings at the Property shall be equitably allocated among such buildings such that each building’s tenants and occupants are only responsible for their pro rata equitable share thereof, as reasonably determined by Sublandlord from time-to-time, (D) any management fee included in this clause (iii) shall be fair and reasonable under the circumstances, accounting for those management services provided by Prime Landlord under the Prime Lease, and (E) capital expenditures shall only be included by Sublandlord in this clause (iii) where the same are depreciated over the useful life of the item in question and the portion thereof included in Operating Expenses is limited to annual depreciation thereof over the number of years of useful life of the capital item in question, reasonably determined by Sublandlord in accordance with generally-accepted accounting principles, including an interest factor at a rate not to exceed the rate Prime Landlord would be permitted to include for depreciation of capital expenditures included in “Operating Expenses” under the Prime Lease.

Subtenant shall pay to Sublandlord estimated payments on account of Subtenant’s Share of excess Operating Expenses, commencing January 1, 2021, and excess Taxes, commencing July 1, 2020, as reasonably estimated by Sublandlord (where applicable, based on estimates provided by Prime Landlord) from time to time, monthly with payments of Annual Fixed Rent. Beginning with Subtenant’s first such payment, which shall be due no less than thirty (30) days after Subtenant’s receipt of notice, Subtenant shall make monthly installment payments to Sublandlord on account of Operating Expenses and Taxes on the date each installment of Annual Fixed Rent is due, or in the event of any adjustment thereof no later than thirty (30) days after submission by Sublandlord to Subtenant of an invoice setting forth the adjustment and corresponding amount due.

Within ten (10) days after receipt by Sublandlord of the Prime Landlord’s annual statement under the Prime Lease respecting Operating Expenses and/or Taxes, Sublandlord shall provide Subtenant with an itemized invoice (which shall include a copy of the Prime Landlord’s statement) of the actual amount of Operating Expenses and/or Taxes due and such supporting materials or documentation as reasonably necessary to substantiate the same (“Adjustment Notice”). Any overpayment by Subtenant in excess of its obligations hereunder shall be returned to Subtenant or applied to the following year’s Annual Fixed Rent payments, at the option of Sublandlord. Any underpayment by Subtenant n account of its obligations shall be paid by Subtenant within thirty (30) days of receiving the Adjustment Notice documenting such underpayment. Any required adjustment and adjusting payment or reimbursement shall survive the expiration or termination of this Sublease.

8.2 Notwithstanding anything contained herein to the contrary, if the occupancy level of the Building for the Base Operating Year or the Base Tax Year (or any subsequent calendar year or fiscal year, as applicable) is less than one hundred percent (100%), Taxes and Operating Expenses for the applicable period shall be determined by extrapolation of Taxes and those items of Operating Expenses which are affected by changes in occupancy levels of the Property to the costs of such Taxes and/or Operating Expenses which would have been incurred if the Property were one hundred percent (100%) occupied and such services reflected by such items were being supplied to one hundred percent (100%) of the rentable area of the Property for such period, and as if the Property were fully assessed at full occupancy, and such projected amounts shall, for the purposes hereof, together with items of Operating Expenses which are not affected by occupancy levels, be deemed to be the Operating Expenses and Taxes for the applicable period (as applicable).

8.3 Subtenant’s Share provided for in Section 1(P) is a fraction (expressed as a percentage) of which the numerator is the Rentable Square Feet of the Premises as set forth in Section 1(Q) and the denominator is the rentable square feet of the Prime Lease Premises. In the event that the Rentable Square Feet in the Premises is increased pursuant to any of the provisions hereof, such numerator shall be adjusted accordingly and Subtenant’s Share shall be recalculated. In the event that the rentable square feet of the Prime Lease Premises (exclusive of Storage Space) is increased or decreased, such denominator shall be adjusted accordingly and Subtenant’s Share shall be recalculated.

8.4 Payments of all other monetary obligations of Subtenant hereunder, including, without limitation, charges incurred by or for the account of Subtenant pursuant to Sections 9 and 27 hereof, are also deemed Additional Rent, whether or not specified as such hereunder. Such payments shall be made no later than thirty (30) days after submission by Sublandlord of an invoice setting forth the amount due. If requested by Subtenant in writing, Sublandlord shall provide commercially reasonable back-up documentation for such invoice. Such charges may be included on invoices with respect to Operating Expenses (or estimated payments) submitted pursuant to Section 8.1 hereof. For the purposes of clarification, Subtenant shall have no liability on account of Operating Expenses attributable to the period of time prior to January 1, 2021, or Taxes attributable to the period of time prior to July 1, 2020.

8.5 Upon written request from Subtenant delivered within ninety (90) days following its receipt of Sublandlord’s annual reconciliation statement relating to Taxes or Operating Expenses, Sublandlord shall furnish to Subtenant copies of all tax bills, invoices and such back-up documentation with respect to the Operating Expenses and/or Taxes included in the statement in question, as Subtenant may reasonably request (but if related to Taxes or Operating Expenses payable by Sublandlord pursuant to the Prime Lease only to the extent such information has been received by Sublandlord from the Prime Landlord).

8.6 Subtenant shall have no right to audit Operating Expenses or Taxes under the Prime Lease or right to require that Sublandlord do so. Refunds with respect to any overpayments by Subtenant of Operating Expenses attributable to the Premises resulting from any audit conducted by Sublandlord (if any) shall be made to Subtenant within thirty (30) days after Sublandlord shall have received payment from the Prime Landlord pursuant to the Prime Lease. Subtenant shall have no liability for any costs incurred by Sublandlord to audit Operating Expenses or Taxes under the Prime Lease, except that Sublandlord may deduct from any refund to Subtenant arising from an audit the Subtenant’s Share of the actual and reasonable costs thereof .

9. SUBTENANT’S OBLIGATIONS. From and after the Commencement Date, Subtenant shall also be responsible for the following at its own cost and expense:

(a) All utility consumption costs relating to electricity, water and sewer, and condenser water services consumed by Subtenant in the Premises, in each case in an amount not greater than the actual cost for the same incurred by Sublandlord, as follows: (i) electric and other charges incurred in connection with lighting and providing electrical power to the Premises, which the parties agree shall be charged to Tenant at a fixed rate of One and 75/100 Dollars ($1.75) per rentable square foot of the Premises per annum, payable in equal monthly installments of Two Thousand Five Hundred Sixty-Eight and 71/100 Dollars ($2,568.71) at the same time and in the same manner as Tenant’s payment of Annual Fixed Rent, provided, Tenant uses electricity for ordinary general office purposes only and without exceeding the standard electricity service provided by Landlord as set forth in Exhibit C to the Prime Lease (and if Tenant uses electricity for any other purpose, equipment other than ordinary office machines, or otherwise exceeds such standards, then Landlord may require that Tenant pay to install a check meter(s) or submeter(s) to measure Subtenant’s usage, and in such event Tenant shall be obligated to pay the actual cost of its electricity consumption as shown on such meter or meters), (ii) water and sewer costs, payable as part of Operating Expenses, and (iii) charges for condenser water from Building’s system (if available) at Sublandlord’s actual cost thereof..

(b) maintenance, repairs and replacements as to the Premises and its equipment performed by the Prime Landlord at the expense of Sublandlord, if and to the extent required by reason of Subtenant’s failure to perform repairs or maintenance required of it under this Sublease.

(c) The cost of any license or roof rights for Subtenant in connection with telecommunications equipment as provided in Section 31 hereof.

(d) The cost of any after-hours HVAC (i.e., outside of the standard hours described in Exhibit C to the Prime Lease) and utility costs that are requested by Subtenant as provided in Section 27 hereof.

(e) special cleaning services for removal of rubbish and for other non-routine cleaning of the Premises, in either case as requested by Tenant (or as reasonably required by Sublandlord with regard for the first class nature of the Building) and over and above cleaning services required to be provided by Prime Landlord, as more fully described in Exhibit C of Prime Lease.

10. QUIET ENJOYMENT. Sublandlord represents that it has full power and authority to enter into this Sublease, subject to the obtaining of the consent of the Prime Landlord, if and to the extent required under the Prime Lease. So long as Subtenant is not in default in the performance of its covenants and agreements in this Sublease (continuing beyond the expiration of any applicable notice and cure periods), Subtenant’s quiet and peaceable enjoyment of the Premises shall not be disturbed or interfered with by Sublandlord, or by any person claiming by, through, or under Sublandlord, subject to the terms of this Sublease and the Prime Lease as incorporated herein.

11. SUBTENANT’S INSURANCE. Subtenant shall procure and maintain, at its own cost and expense and unless the Prime Landlord shall agree to lesser limits and coverage, such commercial general liability and other insurance as is required to be carried by Sublandlord under the Prime Lease as it relates to the Premises, naming as additional insureds Sublandlord as well as Prime Landlord, Prime Landlord’s managing agent, Sublandlord’s managing agent, and any mortgagee designated in writing by Sublandlord or the Prime Landlord of which Subtenant shall have had notice, in the manner required therein. However, for purposes hereof it is agreed that the limit of Subtenant’s commercial general liability insurance shall be $5 million per annum, combined single limit. Unless the Prime Landlord agrees to waive or permit lesser coverage and limits, Subtenant shall also procure and maintain, at its own cost and expense, such property insurance, including, without limitation, on Subtenant’s furniture, trade fixtures and equipment within the Premises (and any leasehold improvements made by Subtenant after the date of this Lease) as is required to be carried by Sublandlord under the Prime Lease with respect to the Premises. Sublandlord will be responsible for maintaining or causing to maintain property insurance on any leasehold betterments or improvements made in or to the Premises prior to the date hereof, with the cost thereof being part of Operating Expenses hereunder. Subtenant shall furnish to Sublandlord a certificate evidencing Subtenant’s insurance coverage required hereunder not later than ten (10) days prior to Subtenant’s taking possession of the Premises and thereafter, when and as amended or replaced, following Sublandlord’s written request therefor from time to time in connection with the adjustment of any claim relating to Subtenant or the Premises. Subtenant agrees to obtain, for the benefit of Sublandlord, the Prime Landlord, its managing agent, any mortgagee or other Additional Insureds designated by the Prime Landlord of which Subtenant shall have had notice, such waivers of subrogation rights from its insurers) as are required of Sublandlord under the Prime Lease. Sublandlord agrees to obtain for the benefit of Subtenant a waiver from its insurer(s) of their respective right of subrogation, subject to and in accordance with the terms and provisions of the Prime Lease. Sublandlord agrees to use commercially reasonable efforts to obtain from the Prime Landlord a waiver of claims for insurable property damage losses and an agreement from the Prime Landlord to obtain a waiver of subrogation rights in the Prime Landlord’s property insurance, to the extent that the Prime Landlord waives such claims against Sublandlord under the Prime Lease or is required under the Prime Lease to obtain such waiver of subrogation rights. Each party hereby waives claims against the other for property damage provided such waiver shall not invalidate the waiving party’s property insurance. Subtenant hereby waives claims against the Prime Landlord and Sublandlord for property damage to the Premises or its contents if and to the extent that Sublandlord waives such claims against the Prime Landlord under the Prime Lease. Anything herein to the contrary notwithstanding, Subtenant shall obtain and maintain in force such additional insurance coverage, including terrorism insurance, and shall increase the limits of coverage herein provided as the Prime Landlord may from time to time require pursuant to the Prime Lease.

12. ASSIGNMENT OR SUBLETTING.

12.1 Except as provided herein, Subtenant shall not, without the express written consent of Sublandlord (which consent shall not be unreasonably withheld, delayed or conditioned, it being agreed by Subtenant that failure of the Prime Landlord to provide its consent is a reasonable basis for Sublandlord to withhold its consent) and of the Prime Landlord (to the extent required pursuant to the Prime Lease), (i) assign, convey or mortgage this Sublease or any interest under it; (ii) allow any transfer thereof or any lien upon Subtenant’s interest by operation of law; (iii) further sublet the Premises or any part thereof; or (iv) permit the occupancy of the Premises or any part thereof by anyone other than Subtenant. In addition, for the purposes of this Sublease, unless the stock or other ownership interests in Subtenant is traded on a regulated securities exchange (and excepting any future additional stock issuance or any “going private” transaction), the sale or transfer (which term shall include, without limitation, the exchange, issuance and redemption) of fifty-one percent (51%) or more, or such smaller percentage as would result in a change in the voting control of Subtenant (whether such sale or transfer occurs at one time or at intervals so that, in the aggregate, over the Term of this Sublease, such transfer shall have occurred) shall be treated as if such sale or transfer or transaction(s) were, for all purposes, an assignment of this Sublease and shall be governed by the provisions of this Article 12. If Sublandlord consents thereto, and Sublandlord would have the right to enter into such assignment or sublease under the terms and conditions of the Prime Lease, Sublandlord shall use commercially reasonable efforts to obtain the consent of the Prime Landlord if and to the extent required by the terms of the Prime Lease. Any actual and reasonable out-of-pocket cost of obtaining the Prime Landlord’s consent and Sublandlord’s consent including, without limitation, attorneys fees and disbursements, shall be borne by Subtenant. The granting by Sublandlord and the Prime Landlord of consent to a sublease, assignment or other transfer or occupancy in any one instance shall not relieve the Subtenant of the obligation to obtain such consent to any further such transaction.

12.2 No assignment or transfer by Subtenant shall release Subtenant or Subtenant’s Guarantor (if any) from its obligations under this Sublease or the Guaranty (as applicable).

12.3 No permitted assignment or transfer of the subleasehold interest, whether or not consent is required, shall be effective and no permitted sublease, occupancy or other transfer shall commence if an Event of Default (as hereinafter defined) by Subtenant shall have occurred or (ii) if a condition or event then exists which, with or without notice or the lapse of time, or both, would if not cured constitute an Event of Default by Subtenant, unless and until such condition or event shall have been cured within the applicable cure period, if any. No assignment, subletting, other transfer or occupancy shall relieve Subtenant from Subtenant’s obligations and agreements hereunder and Subtenant shall continue to be liable as a principal and not as a guarantor or surety to the same extent as though no assignment, subletting, other transfer or occupancy had been made.

Notwithstanding the foregoing provisions of this Sublease, unless the Prime Landlord’s consent is required pursuant to the provisions of the Prime Lease, Sublandlord’s prior consent shall not be required for a sublease or assignment by Subtenant (including, without transactions deemed an assignment under Section 12.1 above) to a parent, affiliate or successor entity to Subtenant, provided the assignee (or surviving entity under any such deemed assignment transaction) has a net worth not less than Subtenant’s net worth as of the date of this Sublease, and Subtenant furnishes reasonable documentation thereof to Sublandlord at least five (5) days prior to the applicable assignment or sublease date (or, if disclosure not then permitted by applicable law, within five (5) days following such time as disclosure thereof is lawfully permitted) (each, a “Permitted Transferee”)

12.4 If Subtenant desires to assign, sublet, permit another to occupy or transfer (except to a Permitted Transferee) as of a date certain (the “Termination Date”) the entire Premises or a portion thereof (the “Offered Premises”) for all or substantially all of the balance of the Term (collectively, to “Sublet”). Subtenant shall so inform Sublandlord in writing (a “Notice of Intent to Sublet”). Sublandlord shall have the right, by notice given within thirty (30) days after receipt of a Notice of Intention to Sublet, to require Subtenant to surrender the Offered Premises upon the Termination Date. Subtenant shall not be required to have entered into a definitive agreement with the proposed transferee as a condition to delivering a Notice of Intent to Sublease. Failure by Sublandlord to respond within such thirty (30) day period shall be deemed a waiver of Sublandlord’s right to require surrender. If Sublandlord shall elect to require surrender of the Offered Premises, then the Sublease with respect to such Offered Premises shall expire on the Termination

Date and the Sublease shall be amended as of the Termination Date to reflect the surrender. Subtenant shall be responsible for the cost of constructing or reconstructing of demising walls and a public corridor and code required entrances and egresses to the public corridor and other modifications, if necessitated by reason of the surrender of the Offered Premises or as otherwise required by law.

12.5 If Sublandlord shall not exercise its right to require surrender of the Offered Premises or is deemed not to have done so, then Subtenant shall have the right, subject to obtaining Sublandlord’s and the Prime Landlord’s consent (if required by the Prime Lease) for the proposed transaction pursuant to paragraph 12.1 hereof, and for a period of six (6) months thereafter (failing which the provisions of Section 12.4 shall again apply) to assign, sublease, permit occupancy by another or otherwise transfer the portion of the Premises proposed to be assigned, sublet, transferred or occupied. In the event of any such assignment, sublease or other transfer, Subtenant shall pay to Sublandlord, as Additional Rent each month, fifty percent (50%) of the entire amount of the Excess Income (as hereinafter defined), received by Subtenant with respect thereto, other than from any Permitted Transferee. Subtenant shall be responsible, at its own expense, for payment of all costs and expenses related to the assignment, sublease, occupancy or other transfer, including, without limitation, broker’s and legal fees and the cost of fixing up the space, including, without limitation, the cost of constructing demising walls, corridors and code required entrances and egresses and such other modifications, if necessary or as may be required by law or by reason of the demise of space. The term “Excess Income” shall be calculated in the same manner as “Assignment/Sublease Profits” as set forth in Section 12.6(B) of the Prime Lease. Subtenant shall furnish Sublandlord upon request with a detailed statement certified by an officer of Subtenant showing the amount of rental or other consideration received and such additional documentation of Excess Income as Sublandlord may reasonably request.

12.6 Any transferee of Subtenant must be of a character, creditworthiness and engaged in a business which is of a first class nature. There shall not be more than two (2) subtenants (including Subtenant) (or such lesser number as Prime Landlord may require) in the Premises.

12.7 If this Sublease be assigned or if the Premises or any part thereof be sublet or occupied by any person other than the Subtenant, Sublandlord may, upon an Event of Default by Subtenant at any time and from time to time, and while the same is continuing, collect Annual Fixed Rent and Additional Rent from the assignee, subtenant or occupant and apply the net amount collected to the amounts then due and thereafter becoming due hereunder, but the collection of such rental shall in no event be construed as consent to any assignment, sublease or other transfer or acceptance of the assignee, subtenant, or occupant nor the release of Subtenant from the performance by Subtenant of covenants on its part herein contained nor the waiver of any right or remedy of Sublandlord.

12.8 The provisions of this Section 12 shall survive termination or expiration of this Sublease.

13. RULES. Subtenant agrees to comply with all reasonable rules and regulations that Sublandlord or Prime Landlord has made or may hereafter from time to time make for the Building and the Property. Sublandlord and Subtenant shall not be liable in any way for damage caused by the non-compliance by any of the other tenants of the Property of such rules and regulations. Sublandlord agrees to use commercially reasonable efforts to enforce the rules and regulations in a non-discriminatory manner, unless the context reasonably requires otherwise.

14. REPAIRS AND COMPLIANCE. Subtenant shall promptly pay for the costs incurred with respect to its obligations set forth in Section 9 hereof and Subtenant shall, at Subtenant’s own expense, comply with all laws and ordinances and all orders, rules and regulations of all public authorities and all requirements of all insurers at any time now or hereafter in effect and applicable to the Premises or to Subtenant’s occupancy or particular use or manner of use (as opposed to business office use generally where compliance would require any structural modification to the Premises) thereof and with all obligations imposed on Sublandlord under the Prime Lease applicable to the Premises or to Subtenant’s occupancy during the Term of this Sublease, except that Subtenant shall not hereby be under any obligation to comply with any law, ordinance, rule or regulation requiring any structural alteration of or in connection with the Premises, unless such alteration is required by reason of Subtenant’s particular use or manner of use of the Premises, or is a condition which has been created by or at the sufferance of Subtenant, or is required by reason of a breach of any of Subtenant’s covenants and agreements hereunder. As used herein “structure” or “structural” shall have the definition ascribed to it in the Prime Lease or if no specific definition is given therein “structure” or “structural” shall mean that portion of the Building which is integral to the integrity of the Building as an existing enclosed unit and shall, in any event, include footings, foundation, outside walls, skeleton, bearing columns and interior bearing walls, floor slabs, roof and roofing system.

15. FIRE OR CASUALTY OR EMINENT DOMAIN. In the event Sublandlord is entitled under the Prime Lease to a rent abatement as a result of a fire or other casualty or as a result of a taking under the power of eminent domain, in each event to the extent affecting the Premises, the parties shall equitably adjust the abatement as between themselves, based on the relative impact, if any, of the fire or other casualty or taking, as the case may be, on the Premises and on other areas of the Building subject to the Prime Lease. If (a) the Premises or Building are substantially damaged by fire, or (b) all or part of the Premises or Building are taken and in either case (i) the Prime Lease is not terminated as a result thereof, (ii) such damage or taking shall materially interfere with Subtenant’s use of or access to the Premises and (iii) such damage is not repaired within the applicable periods set forth in the Prime Lease, Subtenant may terminate this Sublease to the same extent as afforded to Sublandlord under the applicable provision of the Prime Lease. Further and without limitation, if the Premises or Building are substantially damaged by fire such that there is material interference with Tenant’s use or of access to the Premises and the necessary repairs and restoration for which Sublandlord and Prime Landlord are responsible will not reasonably be completed within one year from the date of damage (as reasonably estimated by Sublandlord’s professional architect or construction manager), or if the damage occurs within the last year of the Term of this Sublease and the anticipated repair time for repairs Sublandlord and/or Prime Landlord are obligated to make is greater than fifty percent (50.0%) of then then-remaining Term, then Subtenant may terminate this Sublease by written notice to Sublandlord within thirty (30) days following such fire or casualty (but not thereafter). To the extent that the Prime Lease requires that any damage be repaired or restored by the Tenant under the Prime Lease, such repairs shall be the responsibility of the Sublandlord hereunder (except as to Alterations or improvements made by Subtenant hereunder). Any notice to terminate shall be given no later than ten (10) business days after the date by which the damage was required to be repaired. If Subtenant shall give such notice, then this Sublease shall terminate on the date specified in the notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

16. ALTERATIONS. Subtenant shall not make any alterations in or additions to the Premises or the Building (“Alterations”), unless expressly consented to in writing by Sublandlord and, where required under the Prime Lease, of the Prime Landlord. Sublandlord’s consent shall not be unreasonably withheld, conditioned or delayed with respect to Alterations that are non-structural in nature, do not affect any Building systems, and cost, in the aggregate, less than $75,000.00, exclusive of painting and carpeting costs. Sublandlord also agrees that Sublandlord will not withhold its consent to first class improvements to the entry/reception area of the Premises or Subtenant’s request to install interior window film within the area of the Premises Subtenant intends to use as its network operations or patient services center, subject in each case to the approval of the Prime Landlord for the same (if required). Sublandlord agrees to use commercially reasonable efforts to obtain such consent from the Prime Landlord, where such consent is required pursuant to the Prime Lease and where Sublandlord has provided its consent. If Alterations by Subtenant are permitted or consented to as aforesaid, Subtenant shall perform the same at its sole cost and expense and comply with all of the covenants and obligations of Sublandlord contained in the Prime Lease pertaining to the performance of such Alterations. In the performance of any Alterations, Subtenant shall maintain harmonious labor relations. In addition to compliance with the requirements of the Prime Lease, whether or not Sublandlord’s approval for such Alterations shall be required, Subtenant shall also (i) procure all necessary governmental permits, licenses and certificates, (ii) make all required filings of plans with governmental authorities before making any Alterations, (iii) obtain all required governmental approvals upon the completion thereof, and (iv) deliver copies to Sublandlord of all partial and final executed lien waivers from Subtenant’s general contractor and subcontractors in standard AIA form satisfactory to Sublandlord, and upon completion of any Alterations, Subtenant shall deliver to Sublandlord (A) an architect’s certificate from Subtenant’s architect certifying that the Alterations have been completed substantially in accordance with the plans and specifications therefor and (B) three (3) complete “as built” or field marked sets of Subtenant’s plans and specifications prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium reasonably approved by Sublandlord and generally used in the industry).

17. SURRENDER; RESTORATION.

17.1 Upon the expiration of this Sublease, or upon the sooner termination of this Sublease or of the Subtenant’s right to possession of the Premises, Subtenant will at once surrender and deliver up the Premises, together with all improvements thereon, (except as hereafter provided) to Sublandlord in good order, condition and repair, subject to ordinary wear and tear and damage by fire or other casualty. Such improvements shall include all plumbing, lighting, electrical, heating, cooling and ventilating fixtures and equipment used in the operation of the Premises (as distinguished from Subtenant’s Trade Fixtures, as described in Section 18 of this Sublease). Subtenant shall also surrender to Sublandlord all keys and keycards to the Premises and/or the Building. For purposes of clarification, Subtenant shall in no event be responsible for removal or restoration of any improvement or Alteration in place as of the Commencement Date or not made or installed by Subtenant or any assignee, sub-subtenant or other party claiming by, through or under Subtenant.

17.2

(a) If Subtenant is permitted, with consent of Sublandlord and (if required under the Prime Lease) the Prime Landlord, to construct or install any Alterations in the Premises, and unless Subtenant and Prime Landlord have entered into a Direct Lease and Prime Landlord shall have released Sublandlord in writing from any obligation to remove the same from the Prime Lease Premises, Subtenant shall, upon expiration or early termination of the Term of this Sublease, at its sole cost and expense, cause all such Alterations to be removed and all portions of the Premises restored substantially to their condition prior to the installation of such Alterations, but only if and to the extent that Sublandlord is required to remove or restore any such Alterations under the terms of the Prime Lease.

(b) Subtenant shall also at its expense remove, whether or not so designated at the time consent is given, all voice and data systems and related cabling and wiring and all security systems and devices installed by Subtenant at the Premises, unless and to the extent that the Prime Landlord otherwise agrees in writing. After any such removal in accordance with the foregoing, Subtenant shall repair any damage done to the Premises as a result of such removal, in a good and workmanlike manner.

(c) If the Prime Landlord requires removal of any Alterations installed or made by Subtenant, as provided in this Section 17 and Subtenant does not cause such removal in accordance with this Section 17, Sublandlord may, at Subtenant’s expense, remove the same (and repair any damage occasioned thereby) and dispose of the same, or at its election, deliver the same to any other place of business of Subtenant, or warehouse the same. Subtenant shall pay the actual and reasonable costs of such removal, repair, delivery and warehousing on demand and shall hold harmless and defend Sublandlord from any cost or expense it incurs due to Subtenant’s breach of this Section 17.2(c).

18. REMOVAL OF SUBTENANT’S PROPERTY. Upon the expiration or sooner termination of this Sublease, and unless Subtenant and Prime Landlord have entered into a Direct Lease, Subtenant shall remove all Subtenant’s personal property, whether owned or leased, including, without limitation, Subtenant’s furniture, business machines and equipment, signage, telecommunications equipment and other moveable installations not integral to operation of the Building (“Trade Fixtures”). Subtenant shall also (a) remove any cabling installed by Subtenant, and (b) repair any injury or damage to the Premises which may result from such removal of Trade Fixtures and cabling. Any property of Subtenant remaining after expiration or termination of this Sublease shall, without limiting any of Sublandlord’s other rights or remedies under this Sublease, be conclusively deemed to have been abandoned by Subtenant and Sublandlord may, at its election, (i) retain the same or sell the same as its property, in either case without compensation to Subtenant or (ii) deliver the same, to any other place of business of Subtenant, or warehouse the same for the account and at the expense of Subtenant, or (iii) otherwise dispose of the same as Sublandlord shall see fit. Subtenant shall pay on demand all actual out-of-pocket costs reasonably incurred by Sublandlord in connection with the disposition of such property, including, without limitation, the reasonable cost of removal (and repair of damage to or the cost of restoration of the Premises caused by such removal) and all costs of delivery and warehousing, if applicable.

19. HOLDING OVER. Unless Subtenant and Prime Landlord have entered into a Direct Lease and provided written notice thereof to Sublandlord, Subtenant shall have no right to occupy the Premises or any portion thereof after the expiration of this Sublease or after termination of this Sublease for any reason or after termination of Subtenant’s right to possession in consequence of an Event of Default hereunder. In the event Subtenant or any person claiming by, through or under Subtenant holds over or otherwise remains in possession after the expiration or sooner termination of the Term, Subtenant shall hold Sublandlord harmless and indemnify Sublandlord from and against any loss, cost, expense, claim or damage arising directly or indirectly therefrom; and Sublandlord may exercise any and all remedies available to it at law or in equity to recover possession of the Premises and to recover damages, including without limitation, any damages payable by Sublandlord to Prime Landlord by reason of such holdover. In addition to and without limitation of the foregoing, for each and every month or partial month that Subtenant or any party claiming by, through or under Subtenant remains in occupancy of all or any portion of the Premises after the expiration of this Sublease or after termination of this Sublease or Subtenant’s right to possession, Subtenant shall pay, as minimum damages and not as a penalty, use and occupancy charges at a rate equal to two (2.0) times the rate of Annual Fixed Rent and 100% of the Additional Rent payable by Subtenant hereunder immediately prior to the expiration or other termination of this Sublease or of Subtenant’s right to possession. The acceptance by Sublandlord of payment of such damages on account of a holdover shall not be construed as creating any new tenancy or recognizing any continued right to use and occupy the Premises after expiration or termination of the Term, except as a tenancy at sufferance, and acceptance of any lesser sum by Sublandlord shall not be construed to be in satisfaction of damages for such holding over, but only as a payment on account.

20. ENCUMBERING TITLE. Subtenant shall not do any act which shall in any way encumber or adversely affect the title of the Prime Landlord in and to the Building, the parcel or parcels of land upon which it is located, and any other buildings and/or improvements to such land (“Property”), nor shall the interest or estate of the Prime Landlord or Sublandlord be in any way subject to any claim by way of lien or encumbrance, whether by operation of law, by virtue of any express or implied contract by Subtenant, or by reason of any other act or omission of Subtenant. Any claim to, or lien upon, the Premises, the Building or the Property arising from any act or omission of Subtenant shall accrue only against the subleasehold estate of Subtenant and shall be subject and subordinate to the paramount title and rights of the Prime Landlord in and to the Building and the Property and the interest of Sublandlord in the Prime

Lease Premises. Without limiting the generality of the foregoing, Subtenant shall not permit the Premises, the Building or the Property to become subject to any lien of any mechanics, laborers or materialmen on account of labor or material furnished to Subtenant or claimed to have been furnished to Subtenant in connection with work of any character performed or claimed to have been performed on the Premises by, or at the direction or sufferance of Subtenant; provided, however, that if so permitted under the Prime Lease, and subject to any conditions imposed therein, Subtenant shall have the right to contest in good faith and with reasonable diligence, the validity of any such lien or claimed lien if Subtenant shall give to the Prime Landlord and Sublandlord such security as may be required under the Prime Lease, or if none is specified, such security as may be deemed satisfactory to them to assure payment thereof and to prevent any sale, foreclosure, or forfeiture of the Premises, the Building or the Property or a termination of the Prime Lease by reason of non-payment thereof and the existence of any lien or claim of lien; provided further, however, that on final determination of the lien or claim of lien, Subtenant shall within ten (10) days from notice thereof pay any judgment rendered, with all proper costs and charges, and shall have the lien released and any judgment satisfied.

21. INDEMNITY. Subject to the waivers of claims and rights of subrogation provisions in Section 11 hereof, Subtenant agrees to indemnify, defend and hold Sublandlord and its agents, officers, directors, members, shareholders, contractors and employees (“Sublandlord Additional Indemnitees”), or any of them, harmless from all costs, losses, damages, liabilities and expenses (including, without limitation, attorneys’ fees and disbursements that they or any of them may incur) arising from the negligent or willful acts or omissions of Subtenant, its agents, employees, contractors or other persons for whose conduct Subtenant is responsible (“Subtenant Responsible Parties”) that Sublandlord or any other person to be indemnified hereunder may incur, or for which Sublandlord may be liable to the Prime Landlord if and to the same extent such act or omission requires Sublandlord to indemnify, defend and hold harmless the Prime Landlord and other persons under the Prime Lease. Without limiting any of the foregoing, Subtenant further agrees to indemnify, defend and save harmless Sublandlord and the Sublandlord Additional Indemnitees, or any of them, from and against all claims of whatever nature arising from (a) the use or occupancy of the Premises or the conduct of any business thereon; (b) any work or thing whatsoever done, or any condition created (other than by the Prime Landlord, Sublandlord or the employees, agents or contractors of either or both of them) in or about the Premises, (c) any negligent or otherwise wrongful act or omission of Subtenant or Subtenant Responsible Parties, whether resulting in injury or death to persons or damage to property or otherwise; and (d) any failure of Subtenant to comply with the obligations, covenants and conditions required of Subtenant under this Sublease.

Subject to the waivers of claims and rights of subrogation provisions in Section 11 hereof, Sublandlord agrees to indemnify, defend and hold Subtenant and its agents, officers, directors, members, shareholders, contractors and employees harmless from all costs, losses, damages, liabilities and expenses (including, without limitation, attorneys’ fees and disbursements) arising from the negligent or willful acts or omissions on or about the Premises or the Prime Lease Premises of Landlord, its agents, employees or contractors (“Landlord Responsible Parties”) that Subtenant may incur.

22. SUBLANDLORD’S RESERVED RIGHTS. Supplementing the provisions of the Prime Lease that are incorporated herein by reference pursuant to Section 32, Sublandlord and the Prime Landlord shall have the right, on reasonable prior notice, to inspect the Premises, or to exhibit the Premises to persons having a legitimate interest (including, without limitation, those persons entitled to inspect or exhibit the Premises pursuant to the Prime Lease and prospective assignees of Sublandlord’s leasehold interest under the Prime Lease) at any reasonable time during the Sublease Term. The foregoing access rights shall be subject to Subtenant’s reasonable requirements and restrictions with respect to areas occupied by Subtenant’s patient services group and containing confidential information or materials, but only in each case to the extent (i) required for Subtenant to comply with any applicable laws respecting patient privacy, and (ii) that Subtenant’s requirements and restrictions are set forth in detailed written notice to Landlord with reasonable prior notice. In addition to the foregoing, the Prime Landlord may, on reasonable prior notice, exhibit the Premises or have representatives of Sublandlord exhibit the Premises to prospective tenants, subtenants or occupants during the last year of the Term of the Sublease. Any inspection or exhibition of or entry upon the Premises (except in an emergency) shall be conducted at a time and in a manner that do not unreasonably interfere with Subtenant’s use of the Premises.

23. DEFAULTS. Subtenant further agrees that any one or more of the following events shall be considered “Events of Default” by Subtenant:

(a) if the Subtenant neglects or fails to pay the Rent herein reserved or any part thereof, (including Annual Fixed Rent, Additional Rent and other charges) when due and payable, as herein provided, and such neglect or failure to pay Rent shall continue for five (5) days after the due date thereof, provided no Event of Default shall arise on the first instance of late payment by Subtenant in any period of twelve (12) consecutive months if Subtenant makes its late payment within five (5) business days following written notice from Sublandlord that Subtenant’s payment was not made when due; or

(b) if the Subtenant neglects or fails to perform or observe or acts in derogation of any of the other covenants, agreements or provisions contained in this Sublease which, on the Subtenant’s part, are to be performed or observed, and such neglect or failure or action with respect to the performance or observance of or compliance with such other covenants, agreements or provisions shall continue for thirty (30) days (or such additional time as may reasonably be required, provided a cure has been commenced within thirty (30) days and Subtenant thereafter diligently pursues such cure to completion with reasonable continuity) after written notice thereof given by the Sublandlord to the Subtenant; or

(c) if the leasehold interest hereby created shall be taken on execution, or by other process of law, or if any assignment shall be made of the property of Subtenant for the benefit of creditors; or

(d) if a receiver, trustee in bankruptcy or similar officer shall be appointed to take charge of all or any part of the property of Subtenant by a court of competent jurisdiction and such appointment shall not have been vacated or stayed or set aside or be dismissed within forty-five (45) days from the date upon which it is filed; or

(e) if a petition is filed by or against Subtenant seeking an adjudication as bankrupt or insolvent under the Federal bankruptcy laws as now in effect or hereafter amended or under any state insolvency or similar law or if any petition shall be filed or other judicial action taken by or against Subtenant to delay, reduce or modify its respective debts or obligations or to reorganize or modify its respective capital structure or indebtedness or to appoint a trustee, receiver or liquidator of Subtenant or of any property of Subtenant or Guarantor, or any proceeding or other action shall be commenced or taken by any governmental authority for the dissolution or liquidation of Subtenant and any of the same shall not have been vacated or stayed or set aside or be dismissed within forty-five (45) days from the date upon which it is filed; or

(f) if Subtenant shall admit in writing its inability to pay its debts as they become due; or

(g) if Subtenant shall do or permit to be done anything whereby a lien, security interest or other encumbrance (whether consensual or created by operation of law or otherwise) is created or filed against all or any part of the Premises, the Building, the Property or Subtenant’s interest in this Sublease and is not discharged of record or bonded off within ten (10) days from the date of entry or granting thereof; or

(h) if Subtenant shall default in securing or maintaining insurance or in providing evidence of insurance as set forth in Section 11 of this Sublease; or

(i) if Subtenant shall, by its failure to comply with any of its obligations in this Sublease cause a default of Sublandlord as tenant under the Prime Lease; or

(j) if Subtenant shall make an assignment, sublease or other transfer of its interest in this Sublease, whether by operation of law or otherwise, except in accordance with the provisions of this Sublease.

24. REMEDIES.

24.1 If an Event of Default by Subtenant has occurred in any of its obligations hereunder, then, in addition to Sublandlord’s other rights and remedies herein, Sublandlord may perform the same for the account and at the expense of Subtenant immediately in the case of a default under Section 23(h) and as to other defaults, after first giving notice to Subtenant of such default and a reasonable time to cure the same (except that in the event of an emergency, notice shall be required only to the extent practicable under the circumstances). Sublandlord may make any repairs which are essential for the protection and maintenance of the Premises or any portion thereof or to protect its leasehold interest under the Prime Lease, if Subtenant fails to commence any such repairs that are Subtenant’s responsibility hereunder within ten (10) days after receipt of notice from Sublandlord, or immediately, if emergency conditions occur. In the event of a default or threatened default by Subtenant, Sublandlord shall also, in addition to its other rights and remedies herein, have the right to seek injunctive relief.

24.2 Upon the occurrence of any one or more Events of Default, Sublandlord may exercise any remedy against Subtenant that the Prime Landlord may exercise for default by Sublandlord under the Prime Lease or this Sublease.

24.3 If Sublandlord incurs any expense by reason of the failure of Subtenant to comply with any of its obligations under this Sublease, or if Sublandlord incurs any expense, including, without limitation, attorneys fees and disbursements, in successfully instituting, prosecuting or defending any action or proceeding instituted by reason of a default of Subtenant, including, without limitation, expenses incurred to avoid an Event of Default under the Prime Lease, then, whether or not the Sublease is terminated by reason of such default, Subtenant shall pay or reimburse Sublandlord for the expenses so incurred by Sublandlord within thirty (30) days following the submission of an invoice or invoices for the same.

25. NOTICES AND CONSENTS. All notices, demands, requests, consents or approvals (each, a “Notice”) which may or are required to be given by either party to the other shall be in writing and shall be deemed given when received or refused if sent by United States registered or certified mail, postage prepaid, return receipt requested or if sent by a recognized national overnight commercial courier service (i) if to Subtenant, and prior to the Subtenant’s occupancy of the Premises for the conduct of Subtenant’s business, addressed to Subtenant at the addresses specified in Section 1(B) , and thereafter to the Premises, or in either case at such other place as Subtenant may from time to time designate by notice in writing to Sublandlord or (ii) if for Sublandlord, addressed to Sublandlord at the address specified in Section 1(C), or at such other place as Sublandlord may from time to time designate in writing to Subtenant. Subtenant agrees promptly to deliver a copy of each Notice sent from Subtenant to the Prime Landlord and promptly to deliver to Sublandlord a copy of any Notice received from the Prime Landlord. Each party may rely upon any Notice given in writing by the attorney for the other.

26. PROVISIONS REGARDING SUBLEASE. This Sublease and all the rights of parties hereunder are subject and subordinate to the Prime Lease and to the matters to which the Prime Lease is or shall be subject. Subtenant agrees that it will not, by its act or omission to act, cause a default or an Event of Default under the Prime Lease. In furtherance of the foregoing, the parties hereby confirm, each to the other, that it is not practical in this Sublease to enumerate all of the rights and obligations of the various parties under the Prime Lease and, except as otherwise expressly provided herein, to specifically allocate those rights and obligations in this Sublease. Accordingly, in order to afford to Subtenant the benefits of this Sublease and of those provisions of the Prime Lease which by their nature are intended to benefit the person in possession of the Premises, and in order to provide the benefits to Sublandlord of this Sublease and to protect Sublandlord against a default by Subtenant which might cause a default or Event of Default by Sublandlord under the Prime Lease, Subtenant and Sublandlord agree that:

(a) Sublandlord shall pay, when and as due, all Fixed Rent, Additional Rent and other charges payable by Sublandlord to Prime Landlord under the Prime Lease so long as the same remains in effect;

(b) Sublandlord shall perform its covenants and obligations under the Prime Lease (so long as the same remains in effect) which do not require for their performance possession of the Premises and which are not otherwise to be performed hereunder by Subtenant on behalf of Sublandlord;

(c) Subtenant shall perform all affirmative covenants of the Prime Lease relative to the Premises and the Term (and except for any such covenants that are by their nature personal to Sublandlord) and shall refrain from performing any act that is prohibited by the negative covenants of the Prime Lease, where, in each case, the obligation to perform or refrain from performing is specifically (or can reasonably be construed to be) imposed upon the person in possession of the Premises or is otherwise applicable to all occupants of the Building. In all events, Subtenant shall perform affirmative covenants which are also covenants of Sublandlord under the Prime Lease no later than three (3) business days prior to the date when Sublandlord’s performance is required under the Prime Lease, or by such earlier date as will afford a reasonable time for Sublandlord to effect a cure (if the obligation is not timely performed by Subtenant) so as to prevent a default under the Prime Lease, but in no event shall Subtenant’s performance be required in less than three (3) business days. Sublandlord shall have the right to enter the Premises to confirm compliance and, if necessary, to cure any breach of this Sublease by Subtenant giving rise to risk of bodily injury, death or substantial damage to property of Sublandlord, the Prime Landlord or a third party, or any Event of Default;

(d) Sublandlord shall not agree to an amendment to the Prime Lease or enter into any agreement with the Prime Landlord which would result in (i) a material reduction of essential building services and amenities appurtenant to the Premises to the extent provided in the Prime Lease or in this Sublease, (ii) a material adverse effect upon access and egress to the Premises, (iii) a material increase in obligations of Subtenant under this Sublease or a material adverse effect on Subtenant’s rights under this Sublease, or (iv) a reduction in the length of the Term or in a termination of this Sublease prior to its expiration, unless consented to by Subtenant in its sole discretion or arising from fire, casualty or eminent domain; and

(e) If Prime Landlord shall default in any of its obligations to Sublandlord with respect to the Premises or any other area or facility that Subtenant has the right to use hereunder, Subtenant shall be entitled to request in writing that Sublandlord endeavor to enforce Sublandlord’s rights against Prime Landlord with respect thereto. In the event Subtenant makes such a request, Sublandlord agrees to issue a written request to Prime Landlord that it fulfill its unperformed obligation(s) under the Prime Lease and in the event that the Prime Landlord continues to not perform its required obligation under the Prime Lease within a reasonable time, Sublandlord agrees that it will make demand upon the Prime Landlord to perform its obligations under the Prime Lease and shall use commercially reasonable efforts to cause the Prime Landlord to cure such default or failure, but in no event shall Sublandlord be obligated to threaten or initiate any legal proceeding, or exercise any offset, deduction or similar right under the Prime Lease respecting the same, or take other legal action to enforce the Prime Lease.

Sublandlord shall promptly deliver to Subtenant a copy of any written notice received by Sublandlord from Prime Landlord or any governmental agency which could reasonably be expected to result in a material adverse effect on Subtenant’s rights to use or occupy the Premises in accordance with and subject to the provisions of this Sublease.

(f) Sublandlord hereby grants to Subtenant the right to receive all of the services and benefits with respect to the Premises that are to be provided by the Prime Landlord under the Prime Lease with respect to the Premises; provided, however, that Sublandlord shall have no duty to perform any obligations of the Prime Landlord that the Prime Landlord is required to provide under the Prime Lease. Except for its limited obligations set forth in Section 26(e) hereof, Sublandlord shall have no responsibility for or be liable to Subtenant for any default, failure or delay on the part of the Prime Landlord in the performance or observance by the Prime Landlord of any of its obligations under the Prime Lease, nor shall such default by the Prime Landlord affect this Sublease or waive or defer the performance of any of Subtenant’s obligations hereunder. Sublandlord shall not be liable to Subtenant for money damages on account of any failure of the Prime Landlord to perform nor shall any such failure constitute a constructive eviction of Subtenant unless Sublandlord would be entitled under the Prime Lease to claim constructive eviction on account of such failure. If, by reason of the failure of the Prime Landlord to observe or perform its obligations, Sublandlord is entitled to receive and actually receives any rent abatement under the Prime Lease attributable to the Premises during the Term, then Subtenant shall be entitled to its equitable share of the same, net of reasonable collection costs. Any such abatement shall be equitably adjusted by Sublandlord in its commercially reasonable judgment, based on the relative impact, if any, of such failure of the Prime Landlord on the Premises and on other areas of the Building.

27. ADDITIONAL SERVICES PROVIDED TO SUBTENANT. If Subtenant requests additional services not provided by the Prime Landlord under the Prime Lease, or to be provided by the Prime Landlord but at additional cost, Subtenant shall pay for such services to Sublandlord (or at Sublandlord’s written request, directly to the Prime Landlord) within such time as the Prime Landlord requires or, if the Prime Landlord has billed the same to Sublandlord, shall pay or reimburse Sublandlord within thirty (30) days after an invoice has been submitted to Subtenant setting forth the amount owed (with reasonable supporting documentation thereof to be provided to Subtenant upon its written request). Sublandlord agrees to pass through to Subtenant (without fee, mark-up or profit) any costs billed by the Prime Landlord or otherwise incurred by Sublandlord for services furnished to Subtenant (and not provided under the Prime Lease at no additional cost) at Subtenant’s request (or as reasonably required due to Subtenant’s failure to perform its obligations under this Sublease), including, without limitation, any after-hours utility charges incurred by Subtenant following its request for such service. If at any time a charge for such additional services is attributable to the use of such services both by Sublandlord and by Subtenant, the cost thereof shall be equitably divided between Sublandlord and Subtenant, and Subtenant shall be entitled to commercially reasonable back-up documentation therefor promptly upon its written request.

28. PRIME LANDLORD’S CONSENT.

This Sublease is being entered into pursuant to Section 12.3 of the Prime Lease, and therefore no Landlord consent for this Sublease is required. However, simultaneously with the execution and delivery hereof, Sublandlord, Prime Landlord and Subtenant are each executing and delivering an agreement confirming the Prime Landlord’s consent is not required for this Sublease, and as contemplated by the provisions of Section 12.7 of the Prime Lease in connection herewith, such agreement being in the form attached hereto as Exhibit E. Sublandlord will be responsible for the payment of any costs and expenses charged by Prime Landlord in connection with such agreement.

29. BROKERAGE. Each party warrants to the other that it has had no dealings with any broker or agent in connection with this Sublease other than the Broker(s) as specified in Section 1(T), whose commissions shall be paid by Sublandlord pursuant to separate written agreements between Sublandlord and one or more of such Broker(s). Each party covenants to pay, hold harmless and indemnify the other party from and against any and all costs (including reasonable attorneys’ fees), expense or liability for any compensation, commissions and charges claimed by any other broker or other agent with respect to this Sublease or the negotiation thereof on behalf of such party. Sublandlord shall be solely responsible for payment of any commission or fee to the Broker(s), subject to and in accordance with the above-described agreements.

30. FORCE MAJEURE. Neither Sublandlord nor Subtenant shall be deemed in default with respect to any of the terms, covenants and conditions of this Sublease if such party’s failure to timely perform is due in whole or in part to any strike, lockout, labor trouble (whether legal or illegal,), civil disorder, failure of power, restrictive governmental laws, orders and regulations, riots, insurrections, acts of terrorism or war, shortages, accidents, fire, other casualties, acts of God, unusual scarcity or inability to obtain labor or material or delays caused directly by the other party or its agents, employees and invitees, or any other cause beyond the reasonable control of the party seeking to be excused (any such event individually or collectively, “Force Majeure”) (except that no such event of Force Majeure shall excuse the monetary or insurance obligations of either party hereunder).

31. RISER USAGE/SIGNAGE/OFFICE CLEANING AND OTHER SERVICES.

(a) Riser Usage. Sublandlord shall provide to Subtenant or cause the Prime Landlord to provide to Subtenant, at no cost to Subtenant, adequate riser space in connection with Subtenant’s cabling between the IDF room located within the Premises and the utility and communication demarcation points in the Building, and Sublandlord shall not unreasonably withhold its consent to Subtenant’s Alterations consisting of one or more telecommunications devices to be installed for Subtenant’s use in connection with its business conducted at the Premises, provided the same is at Subtenant’s sole cost and expense, any required consent of the Prime Landlord is obtained, and Subtenant complies with all provisions of this Sublease and the Prime Lease Applicable thereto. Any such equipment and related connections shall be considered Trade Fixtures for purposes of this Sublease.

(b) Signage. Sublandlord shall provide Building-standard signage for Subtenant in the main lobby of the Building, subject to Prime Landlord’s approval. Sublandlord will also not unreasonably withhold, condition or delay its consent to Subtenant’s improving the signage in the main lobby of the Building, provided the same is approved by the Prime landlord and is at no cost, expense or liability to Sublandlord.

(c) Cleaning and Other Services. Subject to the terms of this Sublease, Sublandlord shall cause the Prime Landlord to provide office cleaning and other services to the Premises as described in Exhibit C to the Prime Lease, but in each case subject to and in accordance with the provisions of the Prime Lease. The cost thereof shall be included in Operating Expenses.

32. INCORPORATION OF PRIME LEASE; CERTAIN EXCLUSIONS. Except as otherwise expressly provided in, or otherwise inconsistent with, this Sublease, or to the extent not applicable to the Premises, the terms, provisions, covenants, stipulations, conditions, rights, obligations, remedies and agreements contained in the Prime Lease are incorporated in this Sublease by reference, and are made a part hereof as if herein set forth at length, Sublandlord being substituted for the “Landlord” under the Prime Lease, Subtenant being substituted for the “Tenant” under the Prime Lease, and the Premises being substituted for the “Premises” under the Prime Lease. Notwithstanding the foregoing, in the event of any conflict or inconsistency between the provisions of the Prime Lease and this Sublease, the terms and provisions of this Sublease shall govern and control. Further, in no event will Subtenant be bound by any provision of the Prime Lease that has been redacted. In addition:

(a)

Subtenant shall have no extension rights, development rights or rights of first offer, first refusal or other preferential right to purchase or lease the Property or any part thereof (including, without limitation, under Section 16.31 of the Prime Lease);

(b)	Subtenant shall have no set-off or abatement rights other than as expressly set forth in this Sublease.

(c)	Subtenant shall not have any measurement rights set forth in the Prime Lease.

(d)	Article 4 of the Prime Lease (Construction) shall not be applicable.

(e)	Section 6.4 (Effect of Multiple Rent Commencement Dates) of the Prime Lease shall not be applicable.

(f)	Section 9.1.1 (Certain Alterations Which Do Not Require Landlord’s Approval) of the Prime Lease shall not be applicable.

(g)	Section 12.2 (Exceptions for Mergers and Affiliate Transactions) and Section 12.3 (Exception for Certain Subleases) of the Prime Lease shall not be applicable.

(h)	Sublandlord shall not be required to provide the insurance described in Section 13.6 (Landlord’s Insurance) of the Prime Lease.

(i)	Section 15.6 (Self-Help) of the Prime Lease shall not be applicable.

(j)	Section 16.8 (Recording) of the Prime Lease shall not be applicable.

(k)	Section 16.15 (Landlord’s Financing; Tenant’s Shadow Rating) of the Prime Lease shall be inapplicable.

(l)	Section 16.16 (Status Reports and Financial Statements) is inapplicable and the applicable provisions of this Sublease shall govern.

(m)	Section 16.18 (Holding Over) of the Prime Lease is inapplicable and the provisions of Section 19 of this Sublease shall govern.

(n)	Section 16.21 (Late Payment) of the Prime Lease is inapplicable and the provisions of Section 7 of this Sublease shall govern.

(o)	Section 16.24 (Limitations on Landlord’s Liability) of the Prime Lease is inapplicable to Sublandlord hereunder.

(p)	Section 16.26 (Letters of Credit) of the Prime Lease is inapplicable and the provisions of Section 38 of this Sublease shall govern.

(q)	Section 16.30 (Letters of Credit) of the Prime Lease is inapplicable and the provisions of this Sublease shall govern.

(r)	Section 16.32 (Arbitration) of the Prime Lease.

(s)

The provisions in the First Amendment, the Second Amendment, July 2006 Letter Agreement, the Acknowledgment of Merger, the Third Amendment, the Fourth Amendment, and the June 2014 Letter Agreement shall all be inapplicable.

33. PARKING.

33.1 During the Term, and beginning on the Commencement Date, Subtenant (or its employees) shall be entitled to the use of (but shall not be obligated to use) up to sixty-three (63) parking spaces in the garage and surface parking facilities on the Property (the “Parking Spaces”), for no additional cost or expense other than as provided in this Sublease. Sublandlord and Subtenant agree that all such Parking Spaces shall be unreserved spaces, available on a “self-park, first-come, first served” basis, with no specific allocation to Subtenant of any number of garage or exterior parking spaces. If the Premises is reduced by the exercise of Sublandlord’s right of recapture under Section 12.4 or otherwise, the number of parking spaces to which Subtenant is entitled shall be reduced proportionally.

33.2 Sublandlord’s failure or inability to provide any such parking spaces because of casualty, taking, or for any other reason beyond Sublandlord’s control shall, in no event, entitle Subtenant to terminate this Sublease or receive any abatement in Rent, provided that the foregoing shall not limit Subtenant’s other rights and remedies set forth in this Sublease, including without limitation Section 15. Subtenant and all partners and employees of Subtenant that use the Parking Spaces agree to comply with all reasonable rules and regulations applicable to the use of the parking spaces as Sublandlord or the Prime Landlord, or both, may impose from time to time, and in the event such partners or employees of Subtenant fail to so comply with such rules and regulations on an ongoing basis after notice of such failure and if such pattern of failure to comply has not been cured, then Sublandlord shall have no continuing obligation to make any such Parking Spaces available for use by persons who have so failed to comply with such rules and regulations.

34. FURNITURE.

All furniture (including modular furniture) and existing cabling and equipment located in the Premises on the Commencement Date shall remain in the Premises during the Term, and shall, effective as of the expiration of sooner termination of this Lease, become Tenant’s sole and exclusive personal property (free and clear of all liens and encumbrances) unless, at least thirty (30) days prior to such time, Subtenant delivers written notice to Sublandlord stating that it does not desire to retain any of such furniture, cabling and equipment (it being understood that Tenant may not elect to keep only certain items thereof). At Subtenant’s request, Sublandlord will deliver a commercially reasonable bill of sale conveying the furniture to Subtenant, in then-existing “as is, where” is condition, and without any representation or warranty of any kind (and expressly disclaiming any implied warranties of fitness or merchantability), other than that Sublandlord is the owner thereof and may lawfully convey the same to Subtenant free of all liens, equipment leases or other financing arrangements. Unless Subtenant timely so elects, all such furniture, cabling and equipment shall immediately become Trade Fixtures, as defined in Section 18, and shall be subject to the provisions of Section 18. No representations or warranties are made herein by Sublandlord (other than as to Sublandlord’s ownership and right to convey), including, without limitation, as to the condition of such furniture, cabling or equipment, the suitability thereof for Subtenant’s use, or any compliance of the same with applicable law. As a part of Sublandlord’s Work, Sublandlord will remove from the Premises those items of furniture listed on Exhibit D.

35. SUBTENANT’S FINANCIAL STATEMENTS.

35.1 Subtenant acknowledges that the financial capability of Subtenant to perform its obligations hereunder is material to Sublandlord and that Sublandlord would not enter into this Sublease but for its belief, based on its review of Subtenant’s financial statements, that Subtenant is capable of performing such financial obligations. Subtenant hereby represents, warrants and certifies to Sublandlord that its financial statements previously furnished to Sublandlord were at the time given true and correct in all material respects. Unless such information is generally available to the public, at any time during the Term (but not more than twice in any calendar year), Subtenant shall provide Sublandlord, upon ten (10) business days’ prior written notice from Sublandlord, its then-most recent annual financial statements for Subtenant. Such statements shall be prepared in accordance with generally accepted accounting principles and (if such is the practice of Subtenant) audited by an independent certified public accountant. The terms of this Section 35.1 requiring delivery of financial statements shall not be applicable to any Guarantor so long as such Guarantor is a publicly-traded corporation.

36. ESTOPPEL CERTIFICATE. Subtenant hereto agrees at any time and from time to time within ten (10) business days after a written request therefor by Sublandlord, to execute, acknowledge and deliver to Sublandlord a statement in writing certifying that this Sublease is unmodified and in full force and effect (or if there shall have been modifications, which modifications shall be identified, that this Sublease, as modified, is in full force and effect) and stating, to the actual knowledge of Subtenant, whether or not Sublandlord is in default in performance of any covenant, agreement or condition contained in this Sublease and, if so, specifying each such default of which Subtenant may have knowledge and certifying as to the status of any other matter relating to this Sublease as may be reasonably requested by the requesting party. Such certificate may also be relied upon, as to a certificate executed by Subtenant, by any of the Prime Landlord, a mortgagee of the Prime Landlord, a prospective purchaser or ground lessor of the Building or land upon which it is located and any prospective assignees of Sublandlord. No such certificate shall have the effect of amending express provisions of this Sublease, and in the event of any conflict between the express terms and conditions of this Sublease and any such certificate, the express terms and conditions of this Sublease shall control.

37. DEFINITIONS. Capitalized terms not otherwise specifically defined herein shall have the meaning ascribed to them in the Prime Lease as though such definitions are set forth and incorporated herein, and provisions of the Prime Lease to which reference is made hereunder shall also be deemed incorporated by reference herein.

38. LETTER OF CREDIT.

(a) To secure the full and prompt payment by Subtenant of all amounts due under this Sublease and the performance of all obligations of Subtenant hereunder, Subtenant shall, simultaneously with the execution and delivery of this Sublease, provide Sublandlord with a letter of credit (the “Letter of Credit”) in the initial amount equal to Eighty Five Thousand One Hundred Thirty-Four and 34/100 Dollars ($85,134.34). The Letter of Credit shall be in a form reasonably satisfactory to Sublandlord and issued by a banking corporation reasonably satisfactory to Sublandlord. It shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and shall be automatically renewed from year to year through December 31, 2022 unless the issuer thereof provides notice to Sublandlord of its intent not to renew the subject letter of credit at least forty-five (45) days prior to the expiration thereof. Subtenant shall, throughout the term of this Sublease, deliver to Sublandlord, in the event of the termination or non-renewal of any such letter of credit, replacement letters of credit in lieu thereof (each such letter of credit and such extensions or replacements thereof, as the case may be, shall constitute the Letter of Credit hereunder) no later than ten (10) days prior to the expiration date of the preceding Letter of Credit. If Subtenant shall fail to obtain any replacement of or amendment to a Letter of Credit within any of the applicable time limits set forth in this Section 38, such failure shall, at the option of Sublandlord constitute an Event of Default; and Sublandlord shall have the right (but not the obligation), at its option, to draw down the full amount of the existing Letter of Credit and retain the same as a cash security hereunder, and notwithstanding such draw by Sublandlord, Sublandlord shall retain all other rights and remedies that are available to Sublandlord under this Sublease.

(b) If (i) an Event of Default occurs, (ii) the Letter of Credit is not replenished or replaced when required hereunder, or (iii) the credit rating of the long-term debt of the issuer of the Letter of Credit (according to Moody’s, Standard & Poor’s or similar national rating agency reasonably identified by Sublandlord) is downgraded to a grade below the prevailing minimum standards for major leases by landlords of comparable office buildings in the MetroWest area; or the issuer of the Letter of Credit enters into any supervisory agreement with any governmental authority; or the issuer of the Letter of Credit fails to meet any capital requirements imposed by applicable laws (unless Subtenant delivers to Sublandlord a replacement Letter of Credit complying with the terms of this Sublease within twenty-one (21) days after demand therefor from Sublandlord), then, in any of such events, Sublandlord may, at its election, (but shall not be obligated to) draw down the entire Letter of Credit or any portion thereof and use, apply or retain the whole or any part thereof to the extent required for the payment of: (a) any sum or expense which Subtenant has failed to pay timely in accordance with requirements of this Sublease, (b) any sum which Sublandlord may expend or may be required to expend by reason of an Event of Default, including, without limitation, any reletting costs or expenses (including, market leasing commission and reasonable attorneys’ fees relating to the reletting of all or any portion of the Subleased Premises), (c) any damages or deficiency actually incurred in the reletting of the Subleased Premises following an Event of Default, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Sublandlord, or (d) any damages awarded to Sublandlord in accordance with the terms and conditions of this Sublease. To insure that Sublandlord may utilize the proceeds of the Letter of Credit in the manner, for the purpose, and to the extent provided herein, each Letter of Credit shall provide that the full amount or any portion thereof may be drawn down by Sublandlord upon the presentation to the issuing bank (or the advising bank, if applicable) of Sublandlord’s draft drawn on the issuing bank with an accompanying memoranda or statement of beneficiary certifying that it is entitled to make such draw. In no event shall the Letter of Credit require Sublandlord to submit evidence to the issuing (or advising) bank of the truth or accuracy of any such written statement (exclusive of any requirements of the issuing or advising bank that the beneficiary submit a signature verification document) and in no event shall the issuing bank or Subtenant have the right to dispute the truth or accuracy of any such statement nor shall the issuing (or advising) bank have the right to review the applicable provisions of this Sublease. In no event and under no circumstance shall the draw down on or use of any amounts under the Letter of Credit or utilization or retention of all or any portion of the proceeds thereof by Sublandlord constitute a basis or defense to the exercise of any other of Sublandlord’s rights and remedies under this Sublease or under any Law, including, without limitation, Sublandlord’s right to assert a claim against Subtenant under Title 11 U.S.C. §502(b)(6) or any other provision of Title 11 of the United States Code.

(c) If an Event of Default occurs and Sublandlord utilizes all or any part of the security represented by the Letter of Credit but does not terminate this Sublease as provided herein Sublandlord may, in addition to exercising its other rights and remedies, retain the unapplied and unused balance of the portion of the Letter of Credit drawn down by Sublandlord as cash security for the faithful performance and observance by Subtenant thereafter (within any applicable notice or cure periods) of the terms, provisions, and conditions of this Sublease, and may use, apply, or retain the whole or any part of said cash security to the extent required for payment of Rent or any other sum or expense which Subtenant has failed to pay timely in accordance with requirements of this Sublease, or for any sum which Sublandlord may expend or be required to expend by reason of an Event of Default. In the event Sublandlord uses or applies any portion or all of the proceeds of the Letter of, Subtenant shall forthwith restore the amount so used or applied by the provision of a replacement Letter of Credit) so that at all times the amount represented by the Letter of Credit shall be not less than the initial amount required hereunder.

(d) Provided no Event of Default then exists and Subtenant has no outstanding monetary obligations to Sublandlord under this Sublease, the Letter of Credit or any remaining cash security shall be returned to Subtenant within thirty (30) days after both (i) the expiration or early termination of this Sublease and (ii) the delivery to Sublandlord of possession of the entirety of the Subleased Premises. In the event of any assignment of the Prime Lease by Sublandlord, Sublandlord shall transfer the Letter of Credit or the proceeds therefrom (as applicable) to the transferee, with contemporaneous written notice thereof to Subtenant. The costs and expenses of the first such transfer of the Letter of Credit shall be paid by Subtenant, but any and all costs charged to Subtenant by the Letter of Credit issuer in connection with any subsequent transfer shall be reimbursed to Subtenant by Sublandlord within thirty (30) days following Subtenant’s written request therefor. Upon such transfer of the Letter of Credit (or proceeds thereof. if any), Sublandlord shall thereupon be released by Subtenant from all liability for the return thereof, and Subtenant shall look solely to the new landlord or transferee for the return of the same. The provisions of the preceding sentence shall apply to every subsequent assignment of the Prime Lease by Sublandlord, and any successor of Sublandlord shall, upon any such assignment, transfer the Letter of Credit (or proceeds, if any) to any transferee and shall thereupon be relieved of all liability with respect thereto. Subtenant shall not assign or encumber or attempt to assign or encumber the security represented by the Letter of Credit or proceeds thereof, and neither Sublandlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

(e) Neither the Letter of Credit, nor any proceeds therefrom, if any, shall be deemed an advance rent deposit or an advance payment of any other kind, or a measure or limitation of Sublandlord’s damages or constitute a bar or defense to any of the Sublandlord’s other remedies under this Sublease or at law or in equity upon an Event of Default.

(f) As a material inducement to Sublandlord to enter into this Sublease, Subtenant hereby acknowledges and agrees that the Letter of Credit and the proceeds thereof (including, without limitation, any cash security created by the drawdown of all or any portion of the Letter of Credit) and the obligation to make available or pay to Sublandlord all or a portion thereof in satisfaction of any obligation of Subtenant under this Sublease, shall be deemed third-party obligations and not the obligation of Subtenant hereunder and, accordingly, (a) shall not be subject to any limitation on damages contained in Section 502(b)(6) of Title 11 of the United States Code or any other limitation on damages that may apply under any Law in connection with a bankruptcy, insolvency or other similar proceeding by, against or on behalf of Subtenant, (b) shall not diminish or be offset against any amounts that Sublandlord would be able to claim against Subtenant pursuant to Title 11 U.S.C. §502(b)(6) as if no Letter of Credit existed, and (c) may be relied on by Sublandlord in the event of an assignment of this Sublease that is not expressly in accordance with the terms of this Sublease even if such assignment has been authorized and approved by a court exercising jurisdiction in connection with a bankruptcy, insolvency or other similar proceeding by, against or on behalf of Subtenant

39. SUBTENANT’S REPRESENTATIONS, WARRANTIES AND COVENANTS.

39.1 Subtenant represents, warrants and covenants that:

(a) It is a corporation duly organized, validly formed and in good standing under the laws of the State of Delaware and qualified to do business in the Commonwealth of Massachusetts.

(b) During the Term and for a period of one year after the Expiration Date, it shall at all times maintain a registered agent for service of process in the Commonwealth of Massachusetts. The name and address of such registered agent as of the date hereof is: CT Corporation, 155 Federal Street, Boston, MA 02110.

(c) (i) Subtenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the United States Treasury (“OFAC”) (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Subtenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) Subtenant (and any person, group, or entity which Subtenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person that either may cause or causes Sublandlord to be in violation of any OFAC rule or regulation, including without limitation any assignment of this Sublease or any sub-subletting of all or any portion of the Premises. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Subtenant of the foregoing representations and warranties shall be deemed a default by Subtenant under this Sublease and shall be covered by the indemnity provisions of Section 21 of this Sublease, and (y) the representations and warranties contained in this Section 39.1(c) shall be continuing in nature and shall survive the expiration or earlier termination of this Sublease.

40. BUILDING SECURITY. Access for the Premises and the Property shall be via a card reader system or similar device, and in the event that such system fails to operate on any occasion Sublandlord shall provide access to the Premises through a reasonable alternative means. Subtenant acknowledges and agrees that access to the Building (and other portions of the Property) and access to and use of the Premises are subject at all times to security procedures that the Prime Landlord or Sublandlord, or both, may impose from time to time following prior written notice to Subtenant. Sublandlord agrees to act reasonably with respect to establishment and application of its security procedures, including reasonable prior notice of changes in any such procedures to the extent practicable. If Sublandlord requires, Subtenant agrees to furnish to the Prime Landlord and Sublandlord a personnel list and identification photographs for its employees who are permitted access to the Premises and such other information as the Prime Landlord or Sublandlord may reasonably request, which information shall be updated from time to time by Subtenant to enable any Building or Property security service to identify those personnel of Subtenant who are entitled to access; provided, however, that neither Sublandlord nor Prime Landlord shall be responsible for the denial of access to those persons not reasonably identifiable as approved personnel or invitees of Subtenant. Subtenant acknowledges and agrees that access to the Building, appurtenant areas, and the Premises is subject at all times to such security procedures, including, without limitation, required evacuation in the event of an emergency and in such event, Subtenant shall not be entitled to an abatement of Rent nor shall Subtenant have any claim for constructive eviction. Sublandlord may from time to time provide additional security services to the Building and the Prime Lease Premises, including, without limitation, one or more manned or unmanned security stations, security patrols, security cameras and video-monitoring, all as Sublandlord may deem necessary or proper in its commercially reasonable discretion. Sublandlord shall provide to Subtenant up to one hundred (100) access cards to the Building and Premises at no cost to Subtenant, provided the same are requested by Subtenant (with applicable employee names) not later than June 30, 2020. Thereafter, Subtenant shall pay to Sublandlord the actual cost incurred by Sublandlord to provide key cards or access cards to Subtenant for its employees (and any replacements thereof), together with Subtenant’s Share of all other costs and expenses incurred by Landlord during the Term in connection with the security measures, services and equipment described in this Section 40. Sublandlord represents to Subtenant that the costs and expenses associated with the security services and system management is currently estimated to be not greater than fifty cents ($0.50) per rentable square foot of Premise area per annum. Such amounts shall be payable within thirty (30) days following Sublandlord’s monthly written invoices to Subtenant for the same, or at Sublandlord’s option Sublandlord may require Subtenant to pay estimated installments on account of such security costs, subject to annual reconciliation at the same time and in the same manner as Additional Rent is determined under Section 8 hereof.

41. SHUTTLE SERVICE. Reference is hereby made to Section 11.10 of the Original Lease and the Special Permit described therein relating to, inter alia, the implementation and funding of a shuttle service to the Property. If and to the extent any of Subtenant’s employees utilize the shuttle service described therein, Subtenant shall be responsible for Subtenant’s Share of all costs and expenses incurred by Landlord during the Term in connection with such shuttle service. Such amounts shall be payable within thirty (30) days following Sublandlord’s monthly written invoices to Subtenant for the same, or at Sublandlord’s option Sublandlord may require Subtenant to pay estimated installments on account of such shuttle service, subject to annual reconciliation at the same time and in the same manner as Additional Rent is determined under Section 8 hereof

42. MISCELLANEOUS.

42.1 This Sublease shall be binding upon Sublandlord and its successors and assigns, and upon Subtenant and its successors and permitted assigns, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to conflicts of laws principles).

42.2 If any provision of this Sublease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of this Sublease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

42.3 The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Sublease or the intent of any provisions thereof.

42.4 This Sublease and the Exhibits attached hereto and incorporated herein contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein. Subtenant and Sublandlord acknowledge that all representations and statements upon which they relied in executing this Sublease are contained herein and that they in no way relied upon any other statements or representations, written or oral. This Sublease may not be modified orally or in any manner other than by written agreement signed by the parties hereto.

42.5 Each of Subtenant and Sublandlord represents to the other that each of the signatories on its behalf is duly authorized to execute this Sublease on behalf of such party. Upon Sublandlord’s request, Subtenant shall provide Sublandlord with evidence that any requisite resolution, corporate authority and any other necessary consents have been duly adopted and obtained.

42.6 Without limiting any other obligation of Subtenant which may survive the expiration or prior termination of the Term, all obligations on the part of Subtenant to indemnify, defend, or hold Sublandlord harmless, as set forth in this Sublease, shall survive the expiration or prior termination of the Term.

42.7 Notwithstanding anything in this Sublease to the contrary, (i) Subtenant specifically agrees that in no event shall any officer, director, trustee, employee or representative of Prime Landlord or Sublandlord or any of the Sublandlord Additional Indemnitees ever be personally liable for any obligation under this Sublease, nor shall Sublandlord or any of the Sublandlord Additional Indemnitees be liable for consequential or incidental damages or for lost profits whatsoever in connection with this Sublease, and (ii) Sublandlord specifically agrees that in no event shall any officer, director, trustee, employee or representative of Subtenant ever be personally liable for any obligation under this Sublease, nor shall Subtenant ever be liable for consequential, punitive, multiple or incidental damages or for lost profits whatsoever in connection with this Sublease.

42.8 Subtenant shall not grant any security interest whatsoever in any Trade Fixtures without the prior written consent of Sublandlord, except that Subtenant may grant a security interest over its unattached personal property to the extent the granting of such a security interest is not prohibited under the Prime Lease.

42.9 No rights to any view or to light or air over any property, whether belonging to Prime Landlord, Sublandlord or any other person, are granted to subtenant by this Sublease. If at any time any windows of the Premises are temporarily darkened or the light therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Property, the same shall be without liability to Sublandlord and without any reduction or diminution of Subtenant’s obligations under this Sublease.

[Remainder of page is intentionally blank]

IN WITNESS WHEREOF, the parties have caused this Sublease to be executed under seal by their respective officers or other persons hereunto duly authorized as of the day and year first above written.

SUBLANDLORD:

PTC INC.,
a Delaware corporation

By:	/s/ Aaron von Staats
Name:	Aaron von Staats
Title:	Executive Vice President, General Counsel

SUBTENANT:

CHIASMA, INC.,
a Delaware corporation

By:	/s/ Raj Kannan
Name:	Raj Kannan
Title:	Chief Executive Officer

[Signature Page]

EXHIBIT A

Description of Premises

[SEE ATTACHED]

– PREMISES

PREMISES PLAN

KEY PLAN

300 Summer Street | 1st Floor | Boston, MA 02210
Tel: 617 737 3768 | Fax: 617 426 3799

CRESA

140 KENDRICK STREET
BUILDING C, FLOOR 2
NEEDHAM, MA

LEASE EXHIBIT

19,006	07.15.19	
NTS	–	–
EXH-01

EXHIBIT B

Plans for Fitness Center, Common Conference Facility, and Cafeteria

EXHIBIT C

INTENTIONALLY OMITTED

EXHIBIT D

Description of Sublandlord’s Work

1.	Touch-up painting of first floor bathroom doors and first floor bathroom hallway.

2.	Patch holes in Premises walls and touch-up paint where needed, as indicated on Attachment 1 hereto.

3.	Repair and replace carpet, as needed, as indicated on Attachment 1 hereto.

4.	The Premises’ window blinds to be delivered in good working order.

5.

Sublandlord to remove all tables and chairs that are in the 1,027 SF section of the Premises (except the TV’s and refrigerator, which shall remain). All furniture in the remaining 16,587 SF portion of the Premises to remain.

6.

Removal of all toxic or hazardous materials or substances, excluding (a) any building materials, or (b) other toxic or hazardous substances currently existing in compliance with all applicable laws and codes, and not in any reportable concentration thereunder.

ATTACHMENT 1

See Attached Plan Depicting Carpet Replacement Areas

Chasma paint

- Paint
- carpet

EXISTING SUITE
16,587 RSF

BUILDING C- FIRST FLOOR KEY PLAN

fusion design consultants	CRESA PTC CAMPUS BUILDING C NEEDHAM, MASSACHUSETTS	FIRST FLOOR PLAN EXISTING SUITE 16,587 RSF	2.22.19 JD BLDG C- 1C

EXHIBIT E

FORM OF AGREEMENT WITH PRIME LANDLORD

SEE ATTACHED

AGREEMENT

AGREEMENT dated as of the 11th day of October, 2019, by and between BP 140 KENDRICK STREET PROPERTY LCC (as successor to BP 140 Kendrick Street LLC, as successor to Boston Properties Limited Partnership, “Landlord”), PTC, Inc. (“Tenant”), and Chiasma, Inc. (“Subtenant”).

RECITALS

By Indenture of Lease dated December 14, 1999, as amended and affected to date (the “Lease”), Landlord did lease to Tenant and Tenant did lease from Landlord certain premises located at 140 Kendrick Street, Needham, Massachusetts consisting of approximately 320,655 rentable square feet (89,758 rentable square feet in Building A, 122,797 rentable square feet in Building B, and 108,100 rentable square feet in Building C (Building A, Building B and Building C each as defined in the Lease)), which premises are more particularly described in the Lease (the “Premises”).

Tenant desires to sublease to Subtenant 17,614 square feet of rentable floor area of the Premises (the “Subleased Premises”) upon the terms and conditions contained in a sublease between Tenant and Subtenant dated October 11, 2019 (the “Sublease”).

Tenant and Subtenant desire to have Landlord consent to the Sublease upon the terms set forth hereinbelow.

NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration, paid by each of the parties hereto to the other, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the provisions herein, Landlord, Tenant and Subtenant hereby agree as follows:

1.	Intentionally Omitted.

2.	Compliance by Subtenant; Enforcement.

(a) Subtenant (i) shall comply with and perform the terms of the Sublease to be complied with or performed on the part of the subtenant under the Sublease, (ii) shall not violate any of the applicable terms of the Lease and (iii) assumes, during the term of the Sublease, the performance of the terms of the Lease to be performed on the part of the tenant under the Lease to the extent that such terms are applicable to the Subleased Premises (including, without limitation, the indemnity, insurance and waiver of subrogation provisions of the Lease, which shall be applicable to the Subleased Premises as if such Subleased Premises were the Premises for the purposes of said provisions) and provided that Subtenant’s liability for the payment of rent and other amounts shall be limited to amounts set forth in the Sublease. Subject to the limitations of subsection (iii) of the immediately preceding sentence with respect to Subtenant, Tenant and Subtenant shall be jointly and severally liable to Landlord for compliance with and performance of all of the terms, covenants, agreements, provisions, obligations and conditions to be performed or observed by the tenant under the Lease.

(b) Tenant shall enforce the terms of the Sublease against Subtenant. Without limiting the foregoing, Landlord shall have the right, but not the obligation, to proceed directly against Subtenant (in Landlord’s name or in Tenant’s name, as determined by Landlord in Landlord’s sole discretion) in order to (i) enforce compliance with and performance of all of the terms, covenants, agreements, provisions, obligations and conditions to be performed or observed by Subtenant under the Sublease, the Lease (to the extent applicable to the Subleased Premises) or under this Agreement or (ii) terminate the Sublease if any action or omission of Subtenant (continuing beyond the expiration of applicable notice and cure periods) constitutes a default under the Lease. Tenant shall cooperate with Landlord in connection with any such action or proceeding, and Tenant and Subtenant hereby jointly and severally indemnify and hold Landlord harmless from and against all costs and expenses including, without limitation, reasonable attorneys’ fees, incurred by Landlord in connection with any such action or proceeding.

3. Subordination; Attornment. The Sublease shall be subject and subordinate at all times to the Lease and all amendments thereof, this Agreement and all other instruments to which the Lease is or may hereafter be subject and subordinate. The provisions of this Agreement and the execution and delivery of the Sublease shall not constitute a recognition of the Sublease or the Subtenant thereunder; it being agreed that in the event of termination (whether voluntary or involuntary), rejection (pursuant to 11 U.S.C. §365) or expiration of the Lease, unless otherwise elected by Landlord as hereinafter set forth, the Sublease shall be deemed terminated and Subtenant shall have no further rights (including, without limitation, rights, if any, under 11 U.S.C. §365(h)) with respect to the Subleased Premises. If (a) the Lease is (or both the Lease and the Sublease are) terminated for any reason whatsoever or rejected (pursuant to 11 U.S.C. §365) by Tenant prior to its (or their) scheduled expiration date(s) or (b) if Landlord shall succeed to Tenant’s estate in the Subleased Premises, and provided that Landlord and Subtenant have not entered into a direct lease pursuant to which Subtenant would continue to occupy the Premises after the expiration of the Sublease, then in any such event, Subtenant shall have no right to use or occupy any portion of the Premises (or other space in the Building occupied or controlled by Tenant) which is not part of the Subleased Premises, and at Landlord’s election, Subtenant shall either attorn to and recognize Landlord as Subtenant’s landlord under the Sublease or enter into a new direct lease with Landlord upon the then executory terms of the Sublease (and if Landlord so elects as aforesaid Subtenant hereby waives its right to treat the Sublease as terminated under 11 U.S.C. §365(h)), provided that, in any such event, Landlord shall not be (i) liable for any previous act or omission of Tenant; (ii) subject to any offset or defense which theretofore accrued to Subtenant (including, without limitation, any rights under 11 U.S.C. §365(h)); (iii) bound by any rent or other sums paid by Subtenant more than one month in advance; (iv) liable for any security deposit not actually received by Landlord; (v) liable for any work or payments on account of improvements to the Subleased Premises; or (vi) bound by any amendment of the Sublease not consented to in writing by Landlord (but only to the extent such consent is required by the terms and provisions of the Lease). Subtenant shall promptly execute and deliver any instrument Landlord may reasonably request to evidence such attornment or direct lease. In the event of such attornment or direct lease, Tenant shall transfer to Landlord any security deposit under the Sublease (such obligation to include, without limitation, the transfer and modification of any letter of credit posted as security). Subtenant shall reimburse Landlord for any costs and expenses that may be incurred by Landlord in connection with such attornment or direct lease including, without limitation, reasonable attorneys’ fees. Notwithstanding the foregoing, if Landlord does not elect to have Subtenant attorn to Landlord or enter into a new direct lease as described above, the Sublease and all rights of Subtenant to the Subleased Premises shall terminate upon the date of expiration or termination of the Lease or Tenant’s right to possession thereunder. The terms of this Section 3 supersede any contrary provisions in the Sublease.

4. Representations and Warranties. Tenant and Subtenant represent, warrant and covenant to Landlord that (a) no rent, fees or other consideration has been or will be paid to Tenant by Subtenant for the right to use or occupy the Subleased Premises or for the use, sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property other than as set forth in the Sublease, and (b) attached hereto as Exhibit A is a true, correct and complete copy of the Sublease that embodies the complete and entire agreement between Tenant and Subtenant.

5. Amendment or Termination of Sublease. Tenant and Subtenant agree that they shall not change, modify, amend, cancel or terminate the Sublease or enter into any additional agreements relating to or affecting the use or occupancy of the Subleased Premises or the use, sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property, without first obtaining Landlord’s prior written consent thereto (but only to the extent such consent is required by the terms and provisions of the Lease).

6. No Waiver or Release. Neither this Agreement, the Sublease, nor any acceptance of rent or other consideration from Subtenant by Landlord (whether before or after the occurrence of any default by Tenant under the Lease) shall operate to waive, modify, impair, release or in any manner affect any of the covenants, agreements, terms, provisions, obligations or conditions contained in the Lease, or to waive any breach thereof, or any rights of Landlord against any person, firm, association or corporation liable or responsible for the performance thereof, or to increase the obligations or diminish the rights of Landlord under the Lease, or to increase the rights or diminish the obligations of Tenant thereunder, or to, in any way, be construed as giving Subtenant any greater rights than those to which the original tenant named in the Lease would be entitled or any longer time period to perform than is provided to the original tenant under the Lease. Tenant hereby agrees that the obligations of Tenant as tenant under the Lease and this Agreement shall not be discharged or otherwise affected by reason of the giving or withholding of any consent or approval for which provision is made in the Lease. All terms, covenants, agreements, provisions and conditions of the Lease are hereby ratified and declared by Tenant to be in full force and effect, and Tenant hereby unconditionally reaffirms its primary, direct and ongoing liability to Landlord for the performance of all obligations to be performed by the Tenant as tenant under the Lease, including, without limitation, the obligations to pay all rent and all other charges in the full amount, in the manner and at the times provided for in the Lease.

7. No Further Assignment or Subletting. Tenant and Subtenant hereby agree that the terms, conditions, restrictions and prohibitions set forth in the Lease regarding subletting and assignment shall, notwithstanding this Agreement, (a) apply to the Sublease and the Subleased Premises, (b) continue to be binding upon Tenant and Subtenant with respect to all future assignments and transfers of the Lease or the Sublease, and all future sublettings of the Premises or the Subleased Premises, and (c) apply to Subtenant with the same effect as if Subtenant had been the original tenant named in the Lease. The giving of this Agreement shall not be construed either as a consent by Landlord to, or as permitting, any other or further assignment or transfer of the Lease or the Sublease, whether in whole or in part, or any subletting or licensing of the Premises or the Subleased Premises or any part thereof, or as a waiver of the restrictions and prohibitions set forth in the Lease regarding subletting, assignment or other transfer of any interest in the Lease or the Premises. Subtenant shall not assign the Sublease or sublet or license all or any part of the Subleased Premises, voluntarily or by operation of law, or permit the use or occupancy thereof by others, without the prior written consent of Landlord in accordance with the terms of the Lease.

8. No Ratification of Sublease. Tenant and Subtenant acknowledge that Landlord is not a party to the Sublease and is not bound by the provisions thereof, and recognize that, accordingly, Landlord has not, and will not, review or pass upon any of the provisions of the Sublease. Nothing contained herein shall be construed as an approval of, or ratification by Landlord of, any of the particular provisions of the Sublease or a modification or waiver of any of the terms, covenants and conditions of the Lease or as a representation or warranty by Landlord.

9. Default; Remedies. Any breach or violation of any provisions of the Lease by Subtenant (continuing beyond the expiration of applicable notice and cure periods in the Lease) shall be deemed to be and shall constitute a default by Tenant under the Lease. In the event (a) of any default by Tenant or Subtenant in the full performance and observance of any of their respective obligations under this Agreement, which default shall not be cured within thirty (30) days after notice to the party in default (with a copy of such notice delivered to the other party at the same time), or (b) any representation or warranty of Tenant or Subtenant made herein shall prove to be false or misleading in any material respect, then (i) such event may, at Landlord’s option, be deemed an Event of Default by Tenant under the Lease and (ii) Landlord may give written notice of such default to the party in violation (with a copy of such notice delivered to the other party at the same time), and if such violation shall not be discontinued or corrected within thirty (30) days after the giving of such notice, Landlord may, in addition to Landlord’s other remedies, revoke this Agreement and, as between Subtenant and Landlord, Subtenant shall have no further rights with respect to the Subleased Premises. Subject to Landlord’s right to require Subtenant to attorn or enter into a direct lease under Paragraph 3 hereof, if Subtenant shall fail to vacate and surrender the Subleased Premises upon the expiration, rejection or earlier termination (whether voluntary or involuntary) of the Lease, Landlord shall be entitled to all of the rights and remedies which are available to a landlord against a tenant holding over after the expiration of a term. Subtenant expressly waives for itself and for any person claiming through or under Subtenant, any rights which Subtenant or any such person may have under 11 U.S.C. §365(h), including, without limitation, any right to remain in possession of the Premises under §365(h)(1)(A)(ii) and any right of offset under §365(h)(1)(B) against any amounts due and owing to Landlord.

10. Notices.

(a) Any notices given under this Agreement shall be effective only if in writing and given in the manner notices are required to be given under the Lease, addressed to the Tenant at the address set forth in the Lease with respect to the Tenant, addressed to the Landlord at the following address, with a copy to Landlord, Attention: Regional General Counsel:

c/o Boston Properties Limited Partnership

Prudential Center

800 Boylston Street, Suite 1900

Boston, Massachusetts 02199-8103

with respect to the Landlord, and at the Subleased Premises with respect to Subtenant, or at such other address for such purpose designated by notice in accordance with the provisions hereof.

(b) Tenant and Subtenant shall promptly deliver to Landlord a copy of any default or termination notice sent or received by either party with respect to the Sublease.

(c) Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, or (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted.

11. Brokerage.

(a) Tenant represents, warrants and covenants to Landlord that Tenant has dealt with no broker in connection with the Sublease other than Cresa Partners and Colliers International (together, the “Broker”). In the event any claim is made against Landlord relative to dealings by Tenant with any broker in connection with the Sublease, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim. Tenant agrees that it shall be solely responsible for the payment of brokerage commissions to the Broker.

(b) Subtenant represents, warrants and covenants to Landlord that Subtenant has dealt with no broker in connection with the Sublease other than the Broker. In the event any claim is made against Landlord relative to dealings by Subtenant with any other broker in connection with the Sublease, Subtenant shall defend the claim against Landlord with counsel of Subtenant’s selection first approved by Landlord and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

12. Assignment of Sublease Rents.

(a) Subject to the license granted in this paragraph, Tenant hereby unconditionally and irrevocably grants, transfers, assigns and sets over to Landlord all of Tenant’s interest in the rents, issues and profits of the Sublease (collectively, the “Sublease Rents”), together with full power and authority, in the name of Tenant, or otherwise, to demand, receive, enforce, collect or receipt for any or all of the foregoing, to endorse or execute any checks or other instruments or orders, to file any claims and to take any other action which Landlord may deem necessary or advisable in connection therewith; provided, that no exercise of such rights by Landlord shall release Tenant from any of its obligations under the Lease or the Sublease. Tenant intends that the assignment described in this Paragraph 12 shall be a present, actual, absolute and unconditional assignment; provided, however, that except to the extent specified by Landlord in a notice or demand given to Tenant and Subtenant exercising Landlord’s right to collect the Sublease Rents directly from Subtenant, Tenant shall have a license to collect the Sublease Rents, but neither prior to accrual nor more than one month in advance (except for security deposits and escalations provided for in the Sublease). Tenant hereby irrevocably authorizes Subtenant to rely upon and comply with any such notice or demand by Landlord for the payment to Landlord of any Sublease Rents due or to become due, and Subtenant will have no obligation to inquire as to the propriety of any such notice or demand, or to see to the application of any amounts so paid. Landlord shall be accountable only for the Sublease Rents actually collected hereunder and not for the rental value of the Subleased Premises.

(b) Neither this Agreement nor the assignment described in this Paragraph 12 nor any action or inaction on the part of Landlord shall constitute an assumption on the part of Landlord of any duty or obligation under the Sublease, nor shall Landlord have any duty or obligation to make any payment to be made by Tenant under the Sublease or the Lease, or to present or file any claim, or to take any other action to collect or enforce the payment of any amounts which have been assigned to Landlord or to which it may be entitled hereunder at any time or times. The collection and application of the Sublease Rents or other charges, or any other action taken by Landlord in connection therewith, shall not (i) cure or waive any default under the Lease, (ii) waive or modify any notice thereof theretofore given by Landlord, (iii) create any direct tenancy between Landlord and Subtenant, or (iv) otherwise limit in any way the rights of Landlord hereunder or under the Lease.

(c) Tenant, at its expense, will execute and deliver all such instruments and take all such action as Landlord, from time to time, may reasonably request in order to obtain the full benefits of the assignment provided for in this Paragraph 12.

(d) All Sublease Rents collected by Landlord (less the cost of collection reasonably incurred, including, without limitation, reasonable attorneys’ fees) under this Paragraph 12 will be applied against Tenant’s obligations under the Lease.

13. Miscellaneous.

(a) Remedies Cumulative. Each right and remedy of Landlord provided for in this Agreement or in the Lease shall be cumulative and shall be in addition to every other right and remedy provided for herein and therein or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise by Landlord of any one or more of the rights or remedies so provided for or existing shall not preclude the simultaneous or subsequent exercise by Landlord of any or all other rights or remedies so provided for or so existing.

(b) Landlord’s Liability. Landlord’s liability under this Agreement shall be limited to the same extent Landlord’s liability is limited under the Lease.

(c) Successors and Assigns. The terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except that no violation of the provisions of this Agreement shall operate to vest any rights in any successor or assignee of Tenant or Subtenant.

(d) Captions. The captions contained in this Agreement are for convenience only and shall in no way define, limit or extend the scope or intent of this Agreement, nor shall such captions affect the construction hereof.

(e) Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f) No Privity of Estate. It is expressly understood and agreed that, except with respect to Landlord’s election to have Subtenant attorn to or enter into a direct lease with Landlord pursuant to Section 3 above, neither this Agreement nor any direct dealings between Landlord and Subtenant during the term of the Sublease (including, without limitation, the direct billing by Landlord to Subtenant of work order, or other charges relating to Subtenant’s occupancy) shall create or constitute, or shall be deemed to create or constitute, privity of estate, any landlord-tenant relationship, or occupancy or tenancy agreement between Landlord and Subtenant.

(g) Binding Effect. This Agreement is offered to Tenant and Subtenant for signature and it is understood that this Agreement shall be of no force and effect and shall not be binding upon Landlord unless and until Landlord shall have executed and delivered a copy of this Agreement to both Tenant and Subtenant.

(h) Review of Sublease. To the extent permitted by the terms of the Lease, Tenant shall reimburse Landlord for any fees which may be charged by Landlord and for any costs incurred by Landlord in connection with the Sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed subtenant and legal costs incurred in connection with the granting of this Agreement. Such amounts, if any, shall be due and payable concurrently with the execution and delivery of this Agreement by Tenant.

(i) Compliance with Laws. Without limiting the obligations under the Lease, Tenant shall be responsible in connection with the Sublease, at its sole cost and expense, for performing all work necessary to comply with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions and orders and requirements of all public authorities and insurers of the Building and other requirements of the Lease with respect to insurance obligations of Tenant.

(j) Conflict. If there shall be any conflict or inconsistency between the terms, covenants and conditions of this Agreement or the Lease and the terms, covenants and conditions of the Sublease, then the terms, covenants and conditions of this Agreement and the Lease shall prevail. In the event that there shall be any conflict or inconsistency between this Agreement and the Lease, such conflict or inconsistency shall be determined for the benefit of Landlord.

(k) Agreement Limited. This Agreement shall be deemed limited solely to the Sublease, and Landlord reserves the right to consent or withhold consent and all other rights as set forth in and in accordance with the Lease with respect to any other matters.

(l) Alterations. Tenant and Subtenant acknowledge that any additions, alterations, demolitions or improvements to be performed in connection with the Sublease shall be first approved by Landlord in accordance with the Lease and subject to all of the terms and conditions of the Lease. Without limitation, Landlord acknowledges that Subtenant plans to enhance the main entry to the Premises with additional glass walls in place of drywall and to construct a new reception area, subject to Landlord’s timely review and approval. Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord as a fee for Landlord’s review of any work or plans in connection with the Sublease, as Additional Rent, an amount equal to the sum of: (i) $150.00 per hour for senior staff and $100.00 per hour for junior staff, plus (ii) third party expenses incurred by Landlord to review such plans and work. Upon the expiration or earlier termination of the Sublease, at Landlord’s option, Tenant and Subtenant shall at their expense remove all such additions, alterations and improvements and restore the Subleased Premises to its original condition. All contractors, vendors and service providers requiring access to the Subleased Premises or the Building shall be subject to Landlord’s prior and continuing review and approval with respect to insurance, security and operational matters, if and as provided in the Lease.

(m) Terms. Terms defined in the Lease and used, but not defined, herein shall have the meanings ascribed to them in the Lease.

(n) Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the matters contained herein and may not be modified, amended or otherwise changed except by written instrument signed by the parties sought to be bound.

(o) Partial Invalidity. If any term, provision or condition contained in this Agreement shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Agreement shall be valid and enforceable to the fullest extent possible permitted by law.

(p) Attorneys’ Fees. If any party commences litigation for the specific performance of this Agreement, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred.

(q) Authority. Tenant and Subtenant each respectively represent, warrant and covenant to Landlord that (i) each is a duly formed and existing entity qualified to do business in the jurisdiction in which the Building is located and (ii) each has full right, power and authority to enter into this Agreement and that the persons or person executing this Agreement on behalf of Tenant and Subtenant, as the case may be, are duly authorized to do so.

(r) Governing Law. This Agreement shall for all purposes be construed in accordance with, and governed by, the laws of the jurisdiction in which the Building is located.

(s) OFAC. As an inducement to Landlord to enter into this Agreement, Subtenant hereby represents, warrants and covenants to Landlord that: (i) Subtenant is not, nor is it controlled nor is more than 10% of it owned, directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Subtenant is not (nor is it controlled nor is more than 10% of it owned, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Subtenant (and any person, group, or entity which Subtenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person that may cause or causes Landlord to be in violation of the U.S. Patriot Act or any OFAC rule or regulation, including, without limitation, any assignment of this Consent or any further subletting, if, and to the extent, permitted hereunder, of all or any portion of the Subleased Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Subtenant of the foregoing shall be deemed a default by Subtenant under Paragraph 9 above, and shall be covered by the indemnity provisions of the Lease, and (y) the representations, warranties and covenants contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of the Sublease.

(t) Profits. Landlord and Tenant acknowledge and agree that any “Assignment/Sublease Profits” (as such term is defined in the Lease) associated with the Sublease shall be paid to Landlord as determined by Landlord in accordance with the terms of the Lease.

(u) Subrogation. Any insurance policy carried by Landlord with respect to its property shall include a clause or endorsement denying to the insurer rights of subrogation against the Subtenant to the extent rights have been waived by Landlord prior to the occurrence of injury or loss. Landlord hereby waives any rights of recovery against Subtenant or its employees, agents, officers and directors for injury or loss due to hazards covered by such insurance (or, if greater, the insurance required under the Lease to be carried by Landlord) to the extent of the indemnification received thereunder.

[Signatures on next page.]

EXECUTED under seal as of the date and year first above written.

WITNESS:	LANDLORD:

/s/ Casey Torto	BP 140 KENDRICK STREET PROPERTY LLC, a
Delaware limited liability company

BY: BP 140 KENDRICK STREET LLC, a Delaware
limited liability company, its managing member

BY: BOSTON PROPERTIES LIMITED PARTNERSHIP, a
Delaware limited partnership, its managing member

BY: BOSTON PROPERTIES, INC., a Delaware
corporation, its general partner

	By:	/s/ Patrick Mulvihill
	Name:	Patrick Mulvihill
	Title:	Vice President, Leasing

WITNESS:	TENANT:

/s/ Christopher MacKrell	PTC INC., a Delaware corporation

	By:	/s/ Aaron Von Staats
	Name:	Aaron Von Staats
	Title:	Executive Vice President, General Counsel

WITNESS:	SUBTENANT:

/s/ Kelley Wharff	CHIASMA, INC.

	By:	/s/ Raj Kannan
	Name:	Raj Kannan
	Title:	Chief Executive Officer